   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         FLEXTRONICS INTERNATIONAL LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            SINGAPORE                              3672                           NOT APPLICABLE
 (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                            ------------------------

                            11 UBI ROAD 1, #07-01/02
                           MEIBAN INDUSTRIAL BUILDING
                                SINGAPORE 408723
                                 (65) 844-3366
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                MICHAEL E. MARKS
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            11 UBI ROAD 1, #07-01/02
                           MEIBAN INDUSTRIAL BUILDING
                                SINGAPORE 408723
                                 (65) 844-3366
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                            DAVID K. MICHAELS, ESQ.
                               TRAM T. PHI, ESQ.
                             ANDREW H. FELLER, ESQ.
                               FENWICK & WEST LLP
                              TWO PALO ALTO SQUARE
                          PALO ALTO, CALIFORNIA 94306
                                 (650) 494-0600
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                AMOUNT TO           OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED           BE REGISTERED(1)        PER UNIT(1)             PRICE(1)          REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
 9 7/8% Senior Subordinated Notes due
 2010...................................      $500,000,000              100%              $500,000,000            $132,000
--------------------------------------------------------------------------------------------------------------------------------
 9 3/4% Senior Subordinated Notes due         E150,000,000                                E150,000,000
 2010...................................   ($132,225,000)(2)            100%           ($132,225,000)(2)          $34,908
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(2) Euro amounts have been translated into U.S. dollars at euro 1 = $0.8815, which was the noon buying rate in New York City for cable transfers in euro as certified for custom purposes by the Federal Reserve Bank of New York on September 26, 2000.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                         FLEXTRONICS INTERNATIONAL LTD.

                       EXCHANGE OFFER FOR ALL OUTSTANDING
             $500,000,000 9 7/8% SENIOR SUBORDINATED NOTES DUE 2010
                                      AND
             E150,000,000 9 3/4% SENIOR SUBORDINATED NOTES DUE 2010

                            TERMS OF EXCHANGE OFFER

EXCHANGE OFFER

     We will exchange new notes that are registered under the Securities Act for old notes that were sold on June 26, 2000. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

     We will receive no proceeds from the exchange offer.

EXCHANGE OFFER EXPIRATION

                 , 2000 at 5:00 p.m., New York City time (10:00 p.m., London time).

OLD NOTES

     On June 26, 2000, we issued and sold $500.0 million of 9 7/8% Senior Subordinated Notes due 2010 and E150.0 million of 9 3/4% Senior Subordinated Notes due 2010.

     If you tender your old notes in the exchange offer, interest will cease to accrue after the date that the exchange offer is completed. If you do not tender in the exchange offer, your old notes will continue to be subject to the same terms and restrictions except that we will not be required to register your old notes under the Securities Act.

FLEXTRONICS INTERNATIONAL LTD.

     11 Ubi Road 1, #07-01/02, Meiban Industrial Building, Singapore 408723.

NEW NOTES

     The new notes will be identical to the old notes except that the new notes will be registered under the Securities Act.

     - Maturity:  July 1, 2010.

     - Change of Control: You can require us to purchase your notes at 101% of the principal amount.

     - Interest: Paid every six months on January 1 and July 1, starting January 1, 2001.

     - Redemption by Flextronics: Anytime on or after July 1, 2005, except that redemptions of a portion of the notes may be made at any time prior to July 1, 2003 with the cash proceeds of some public or private offerings of our ordinary shares.

     - Ranking: The new notes will be general unsecured obligations and will rank:

       - junior to all of our existing and future senior indebtedness;

       - junior to all of our secured indebtedness and liabilities of our subsidiaries;

       - equal with all of our existing and future senior subordinated indebtedness; and

       - senior to all of our subordinated indebtedness.

     INVESTMENT IN THE NOTES TO BE ISSUED IN THE EXCHANGE OFFER INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

     This prospectus and the accompanying letter of transmittal are first being
mailed to holders of outstanding notes on or about             , 2000.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is             , 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Documents Incorporated by Reference.........................      i
Prospectus Summary..........................................      1
Risk Factors................................................     10
Disclosure Regarding Forward-Looking Statements.............     18
Use of Proceeds.............................................     19
Capitalization..............................................     20
Selected Supplemental Consolidated Financial Data...........     21
Description of Existing Indebtedness........................     23
The Exchange Offer..........................................     24
Description of Notes........................................     34
Material United States Federal Income Tax Considerations....     67
Plan of Distribution........................................     72
Legal Matters...............................................     72
Experts.....................................................     72
Available Information.......................................     73

                      DOCUMENTS INCORPORATED BY REFERENCE

     This prospectus incorporates business and financial information about us that is not included in or delivered with this prospectus. We are incorporating by reference in this prospectus the following documents which we have filed with the Securities and Exchange Commission, which we will refer to as the "Commission":

     - Our annual report on Form 10-K for the year ended March 31, 2000.

     - Our quarterly report on Form 10-Q for the quarter ended June 30, 2000.

     - Our current reports on Form 8-K filed April 18, 2000, June 13, 2000, June 19, 2000, June 22, 2000, June 27, 2000, September 15, 2000, September 20,
       2000 and September 20, 2000.

     - The description of our ordinary shares contained in our registration statement on Form 8-A dated January 31, 1994.

     We are also incorporating by reference in this prospectus all reports and other documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of securities under this prospectus. These reports and documents will be incorporated by reference in and considered to be part of this prospectus as of the date of filing of the reports and documents.

     Any statement contained in this prospectus or in a document which is incorporated by reference in this prospectus will be modified or superseded for purposes of this prospectus to the extent that a statement in any document that we file after the date of this prospectus that also is incorporated by reference in this prospectus modifies or supersedes the prior statement. Any statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.

     You may request, and we will send to you, without charge, copies of documents that are incorporated by reference, other than exhibits to these documents, which we will send to you for a reasonable fee. Requests should be directed to:

        Flextronics International Ltd.
        2090 Fortune Drive
        San Jose, California 95131
        Attn: Laurette Slawson
        Telephone: (408) 576-7000

     IN ORDER TO ASSURE TIMELY DELIVERY OF THE REQUESTED MATERIALS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER, ANY REQUEST SHOULD BE MADE PRIOR TO
            , 2000.

     You may also review copies of documents that are incorporated by reference at our web site. The address of the site is http://www.flextronics.com.

                               PROSPECTUS SUMMARY

     The following summary highlights some information from this prospectus. It may not contain all of the information that may be important to you. For a more complete understanding of the exchange offer, we encourage you to read the entire prospectus and the documents we have referred you to.

                         FLEXTRONICS INTERNATIONAL LTD.

     We are a leading provider of advanced electronics manufacturing services to original equipment manufacturers, or OEMs, primarily in the telecommunications and networking, consumer electronics and computer industries. Our strategy is to provide customers with the ability to outsource, on a global basis, a complete product where we take responsibility for engineering, supply chain management, assembly, integration, test and logistics management. We provide complete product design services, including electrical and mechanical, circuit and layout, radio frequency and test development engineering services. Our manufacturing services include the fabrication and assembly of plastic and metal enclosures, PCBs and backplanes. We believe that we have developed particular strengths in advanced interconnect, miniaturization and packaging technologies, and in the engineering and manufacturing of wireless communications products employing radio frequency technology. Throughout the production process, we offer logistics services, such as materials procurement, inventory management, packaging and distribution.

     Through a combination of internal growth and acquisitions, we have become the world's third largest provider of electronics manufacturing services, with revenues of $6.4 billion and EBITDA (earnings before interest, taxes, depreciation and amortization) of $435.2 million in fiscal 2000. In addition, we have increased our manufacturing square footage from 1.5 million square feet on April 1, 1998 to 14.4 million square feet to date. We offer a complete and flexible manufacturing solution that provides accelerated time-to-market and time-to-volume production, reduced production costs and advanced engineering and design capabilities. By working closely with and being highly responsive to customers throughout the design, manufacturing and distribution process, we believe that we can be an integral part of their operations. We believe that our size, global presence, broad service offerings and expertise enable us to win large programs from leading multinational OEMs for the manufacture of advanced electronics products.

     Our customers include industry leaders such as Cisco Systems, Inc., Ericsson Business Networks AB, Hewlett-Packard Company, Lucent Technologies Inc., Microsoft Corporation, Motorola, Inc., Nokia Corp., Palm, Inc. and Philips Electronics. Due to our focus on high growth technology sectors, our prospects are influenced by such major trends as the upgrade of the communications and Internet infrastructure, the proliferation of wireless devices, increasing product miniaturization and other trends in electronics technologies. In addition, our growth is affected by the pace at which leading OEMs are continuing to adopt outsourcing as a core business strategy.

     We have established an extensive network of manufacturing facilities in the world's major electronics markets -- Asia, the Americas and Europe -- to serve the increased outsourcing needs of both multinational and regional OEMs. We strategically locate facilities near our customers and their end markets. In fiscal 2000, production in the Americas represented 46% of our net sales, production in Europe represented 38% of our net sales and production in Asia represented 16% of our net sales. We have also established fully integrated, high volume industrial parks in low cost regions near our customers' end markets. These industrial parks provide total supply chain management by co-locating our manufacturing and distribution operations with our suppliers at a single location. This approach to production and distribution is designed to benefit our customers by reducing logistical barriers and costs, increasing flexibility, lowering transportation costs and reducing turnaround times. Our industrial parks are located in China, Hungary and Mexico and we are building new industrial parks in Brazil, Hungary and Poland. In addition to our industrial parks, we have established product introduction centers which provide engineering expertise in developing new products and preparing them for high volume manufacturing.

     Our principal offices are located at 11 Ubi Road 1, #07-01/02, Meiban Industrial Building, Singapore 408723. Our telephone number is (65) 844-3366.

                               THE EXCHANGE OFFER

Securities Offered............   $500.0 million aggregate principal amount of
                                 9 7/8% Senior Subordinated Notes due 2010 and
                                 E150.0 million aggregate principal amount of 9 3/4% Senior Subordinated Notes due 2010. The terms of the new notes and the old notes are identical except for transfer restrictions and registration rights relating to the old notes that will not be applicable to the new notes.
                                 The old notes and the new notes are
                                 collectively referred to as the "notes."

Issuance of Old Notes.........   $500.0 million aggregate principal amount of
                                 9 7/8% Senior Subordinated Notes due 2010 and
                                 E150.0 million aggregate principal amount of 9 3/4% Senior Subordinated Notes due 2010 were issued on June 26, 2000 to Salomon Smith Barney
                                 Inc., Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, ABN AMRO
                                 Incorporated, Bear, Stearns & Co. Inc. and
                                 FleetBoston Robertson Stephens Inc., referred to collectively as the "initial purchasers," which placed the old notes with qualified institutional buyers and to buyers in offshore transactions in reliance on Regulation S under the Securities Act.

The Exchange Offer............   We are offering to exchange $1,000 principal
                                 amount of new dollar notes for each $1,000 principal amount of old dollar notes. Old dollar notes may only be exchanged in $1,000 principal amount increments. There is $500.0 million aggregate principal amount of old dollar notes outstanding.

                                 We are also offering to exchange E1,000
                                 principal amount of new euro notes for each E1,000 principal amount of old euro notes. Old euro notes may only be exchanged in E1,000 principal amount increments. There is E150.0 million aggregate principal amount of old euro notes outstanding.

Conditions to the Exchange
Offer.........................   The exchange offer is not conditioned upon any
                                 minimum principal amount of old notes being tendered for exchange. However, the exchange offer is subject to customary conditions, which may be waived by us. See "The Exchange
                                 Offer -- Conditions to the Exchange Offer."

Procedures for Tendering......   If you want to tender your old dollar notes in
                                 the exchange offer, you must complete and sign the letter of transmittal for dollar notes according to the instructions contained in this prospectus and the letter of transmittal for dollar notes. If you want to tender your old euro notes in the exchange offer, you must complete and sign the letter of transmittal for euro notes according to the instructions contained in this prospectus and the letter of transmittal for euro notes.

                                 You must then mail, fax or hand deliver the applicable letter of transmittal, together with any other required documents, to the applicable exchange agent, either with the old notes to be tendered or in compliance with the procedures specified for guaranteed delivery of old notes. You should allow sufficient time to ensure timely delivery. Some brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Letters of transmittal and certificates representing the old notes should not be sent to us. These documents should be sent only to the applicable exchange agent. Questions regarding how to tender old notes and requests for information should also be directed to the exchange agent.

                                 If you own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you are urged to contact that person promptly if you wish to tender old notes in the exchange offer.

                                 If you hold old dollar notes through The
                                 Depositary Trust Company or old euro notes through Euroclear or Clearstream and wish to accept the exchange offer, you must do so pursuant to the book-entry transfer facility's procedures for book-entry transfer, or other applicable procedures, all in accordance with this prospectus and the applicable letter of transmittal.

                                 See "The Exchange Offer -- Procedures for
                                 Tendering Old Notes."

Expiration Date; Withdrawal...   The exchange offer will expire on the earlier
                                 of 5:00 p.m., New York City time (10:00 p.m.,
                                 London time) on                , 2000 or the
                                 date when all old notes have been tendered, or
                                 a later date and time to which it may be
                                 extended. However, it may not be extended
                                 beyond           , 2000. We will accept for
                                 exchange any and all old notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time (10:00 p.m., London time), on the expiration date. The tender of old notes may be withdrawn at any time prior to the expiration date. Any old note not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. The new notes issued in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer -- Terms of the
                                 Exchange Offer; Period for Tendering Old Notes" and "-- Withdrawals of Tenders."

Guaranteed Delivery
Procedures....................   If you wish to tender your old notes and (1)
                                 your old notes are not immediately available or
                                 (2) you cannot deliver your old notes together with the applicable letter of transmittal to the applicable exchange agent prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures contained in the applicable letter of transmittal. See "The Exchange
                                 Offer -- Procedures for Tendering Old
                                 Notes -- Guaranteed Delivery Procedure."

Tax Considerations............   For U.S. federal income tax purposes, the
                                 exchange of old notes for new notes should not be considered a sale or exchange or otherwise a taxable event to the holders of notes. See
                                 "Material United States Federal Income Tax
                                 Considerations."

Use of Proceeds...............   We will receive no proceeds from the exchange
                                 offer.

Appraisal Rights..............   Holders of old notes will not have dissenters'
                                 rights or appraisal rights in connection with the exchange offer.

Exchange Agent................   Chase Manhattan Bank & Trust Company, National
                                 Association is serving as exchange agent in connection with the exchange offer for the dollar notes, and Chase Manhattan Bank London is serving as exchange agent in connection with the exchange offer for the euro notes.

Resales of New Notes..........   Based on an interpretation by the Securities
                                 and Exchange Commission set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued in the exchange offer in exchange for old notes without restrictions under the federal securities laws. However, there are exceptions to this general statement. You may not freely transfer the new notes if:

                                 - you are our affiliate;

                                 - you did not acquire the new notes in the
                                   ordinary course of your business;

                                 - you have engaged in, intend to engage in or
                                   have an arrangement or understanding with any person to participate in the distribution of the new notes; or

                                 - you are a broker-dealer who acquired the old
                                   notes directly from us.

                                 Any holder subject to any of the exceptions above and each participating broker-dealer that receives new notes for its own account in the exchange offer in exchange for old notes that were acquired as a result of market making, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes.

Consequences of Not Exchanging
the Old Notes.................   If you do not tender your old notes or your old
                                 notes are not properly tendered, the existing transfer restrictions will continue to apply.
                                 The old dollar notes are currently eligible for sale pursuant to Rule 144A through the Portal
                                 Market and the old euro notes are in the process of being listed on the Luxembourg Stock
                                 Exchange. We have applied to have the new euro notes listed on the Luxembourg Stock Exchange, but we cannot assure you that we will be successful in the listing or of when the listing will be complete.

                                 Because we anticipate that most holders will elect to exchange old notes for new notes due to the absence of restrictions on the resale of new notes under the Securities Act in most cases, we believe that the liquidity of the market for any old notes remaining after the consummation of the exchange offer will be substantially limited. See "Risk
                                 Factors -- There could be negative consequences to you if you do not exchange your old notes for new notes" and "The Exchange
                                 Offer -- Consequences of Failure to Exchange
                                 Old Notes."

                        SUMMARY DESCRIPTION OF NEW NOTES

     The terms of the new notes and the old notes are identical in all respects, except that the terms of the new notes do not include the transfer restrictions and registration rights relating to the old notes.

     The new notes will bear interest from the most recent date to which interest has been paid on the old notes. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date on which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date that the exchange offer is completed. Holders of old notes whose old notes are accepted for exchange will not receive any payment in respect of interest on the old notes otherwise payable on any interest payment date that occurs on or after completion of the exchange offer.

     For a more complete description of the terms of the notes, see "Description of Notes."

Notes Offered.................   $500.0 million aggregate principal amount of
                                 9 7/8% Senior Subordinated Notes due 2010, referred to as the "dollar notes."

                                 E150.0 million aggregate principal amount of 9 3/4% Senior Subordinated Notes due 2010, referred to as the "euro notes."

                                 The dollar notes and the euro notes will generally be treated for purposes of the indentures governing the dollar notes and the euro notes as a single series of securities ranking equally with each other.

Maturity......................   July 1, 2010.

Interest Payments.............   January 1 and July 1, commencing January 1,
                                 2001.

Optional Redemption...........   At any time on or after July 1, 2005, we may
                                 redeem the notes at redemption prices set forth in "Description of Notes -- Redemption," plus accrued and unpaid interest, if any, to the redemption date.

Optional Redemption After Some
  Equity Offerings............   At any time and from time to time prior to July
                                 1, 2003, we may redeem up to 35% of the
                                 aggregate principal amount of each of the dollar notes and the euro notes, determined separately, at a redemption price equal to 109.875% of the principal amount for the dollar notes, and 109.75% of the principal amount for the euro notes, plus accrued and unpaid interest, if any, through the date of redemption, if:

                                 - we use the net cash proceeds of some public
                                   or private offerings of our ordinary shares;
                                   and

                                 - at least 65% of the aggregate principal
                                   amount of the dollar notes and the euro
                                   notes, determined separately, originally issued pursuant to the applicable indenture, remain outstanding immediately after giving effect to the redemption.

Change of Control.............   Upon a change of control, as defined under
                                 "Description of Notes," you will have the right, as a holder of notes, to require us to repurchase all of your notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. We might not be able to pay you the required price for notes you request us to purchase at that time because we may not have enough funds or the terms of our other debt may prevent us from paying you.

Optional Tax Redemption.......   We may redeem the notes at any time at a
                                 redemption price equal to the principal amount plus accrued and unpaid interest, if any, to the date fixed for redemption, in the event of a change in tax law which would require us to pay additional amounts with respect to the notes. See "Description of Notes -- Payment of
                                 Additional Amounts" and "Description of
                                 Notes -- Redemption -- Optional Redemption in
                                 Circumstances Involving Taxation."

Withholding Taxes.............   We will make all payments of principal and
                                 interest for the notes free and clear of, and without withholding or deduction for, taxes of the Republic of Singapore. In the event that we are required to deduct or withhold Singapore taxes, we will pay additional amounts for that withholding tax on those principal and interest payments. This obligation is subject to some exceptions which are described in "Description of Notes -- Payment of Additional Amounts."

Ranking.......................   The notes will be unsecured and will rank in
                                 right of payment behind all of our existing and future senior debt and will rank equal in right of payment to all of our existing and future senior subordinated debt, including our existing senior subordinated notes. The notes will effectively rank in right of payment behind debt and other liabilities of our subsidiaries. Because the notes are subordinated, in the event of our bankruptcy, liquidation or dissolution, holders of notes will not be entitled to receive any payment until all holders of our senior debt have been paid in full.

                                 As of June 30, 2000, we had approximately:

                                 - $477.8 million of senior debt outstanding and
                                   approximately $90.0 million available for borrowing under our credit facility;

                                 - $788.9 million of senior subordinated debt;
                                   and

                                 - $1.9 billion of debt and other liabilities of
                                   our subsidiaries.

                                 See "Summary Supplemental Consolidated
                                 Financial Data," "Selected Supplemental
                                 Consolidated Financial Data" and
                                 "Capitalization."

Restrictive Covenants.........   The old notes were, and the new notes will be,
                                 issued under indentures between us and Chase
                                 Manhattan Bank and Trust Company, N.A., as trustee. The indentures limit our ability and the ability of our restricted subsidiaries to:

                                 - incur more debt;

                                 - create liens;

                                 - pay dividends and make distributions or
                                   repurchase stock;

                                 - make investments;

                                 - merge or consolidate or transfer and sell
                                   substantially all of our assets;

                                 - issue stock of subsidiaries; and

                                 - engage in transactions with affiliates.

                                 These covenants are subject to several
                                 important exceptions and limitations, which are described in "Description of Notes."

Registration Covenant;
Exchange Offer................   We entered into an exchange registration rights
                                 agreement with the initial purchasers in which we agreed to use all reasonable efforts to:

                                 - file a registration statement within 90 days
                                   after June 29, 2000 to enable noteholders to exchange the privately placed notes for publicly registered notes with identical terms;

                                 - cause the registration statement to become
                                   effective within 150 days after June 29, 2000;

                                 - effect an exchange offer of unregistered
                                   notes for registered notes within 180 days after June 29, 2000; and

                                 - file a shelf registration statement for the
                                   resale of the notes if we cannot effect the exchange offer within the time periods listed above and in other circumstances described in "The Exchange Offer -- Registration Covenant; Exchange Offer."

                                 The interest rate on the notes will increase if we do not comply with our obligations under the exchange and registration rights agreement.

Use of Proceeds...............   The net proceeds of the offering of the old
                                 notes was approximately $625.0 million. We used a portion of these proceeds to refinance existing debt, and used and intend to continue to use the remainder of the net proceeds to fund the further expansion of our business, including additional working capital and capital expenditures, and for general corporate purposes. See "Use of Proceeds."

Risk Factors..................   You should consider carefully all of the
                                 information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in "Risk Factors" in deciding whether to exchange old notes for new notes.

                SUMMARY SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

     The following summary supplemental consolidated financial data should be read in conjunction with our supplemental consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference into this prospectus. The supplemental consolidated financial statements have been prepared to give retroactive effect to the merger with Chatham Technologies, Inc. on August 31, 2000 and the merger with Lightning Metal Specialties, Inc. and related entities on August 31, 2000, each of which has been accounted for as a pooling-of-interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation. However, they will become our historical consolidated financial statements after the financial statements covering the date of consummation of the business combination are issued. The supplemental consolidated statement of operations data for each of the years in the three-year period ended March 31, 2000 and the supplemental balance sheet data as of March 31, 1999 and 2000 are derived from consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants, and that are incorporated by reference into this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                           THREE MONTHS ENDED
                                   FISCAL YEAR ENDED MARCH 31,          ------------------------
                              --------------------------------------     JUNE 25,      JUNE 30,
                                 1998          1999          2000          1999          2000
                              ----------    ----------    ----------    ----------    ----------
                                                                              (UNAUDITED)
                                                    (DOLLARS IN THOUSANDS)
SUPPLEMENTAL STATEMENT OF
  OPERATIONS DATA:
  Net sales.................  $2,322,151    $3,584,556    $6,385,990    $1,103,426    $2,524,646
  Cost of sales.............   2,011,873     3,170,665     5,791,658       984,260     2,318,971
  Unusual charges...........       8,869(1)     77,286(2)      7,519(4)         --        83,721(5)
                              ----------    ----------    ----------    ----------    ----------
     Gross profit...........     301,409       336,605       586,813       119,166       121,954
  Selling, general and
     administrative.........     161,949       227,560       309,634        66,486        92,245
  Goodwill and intangibles
     amortization...........      10,487        29,156        40,631         9,754         9,370
  Acquired in-process
     research and
     development............          --         2,000(3)         --            --            --
  Unusual charges and
     merger-related
     expenses...............      12,499(1)         --         3,523(4)         --       409,383(5)
  Interest and other expense
     (income) net...........      19,892        54,186        70,085        14,498        (3,996)
                              ----------    ----------    ----------    ----------    ----------
     Income (loss) before
       income taxes.........      96,582        23,703       162,940        28,428      (385,048)
  Provision for (benefit
     from) income taxes.....      18,914       (14,827)       19,745         4,731       (16,112)
                              ----------    ----------    ----------    ----------    ----------
     Net income (loss)......  $   77,668    $   38,530    $  143,195    $   23,697    $ (368,936)
                              ==========    ==========    ==========    ==========    ==========

                                                                           THREE MONTHS ENDED
                                   FISCAL YEAR ENDED MARCH 31,          ------------------------
                              --------------------------------------     JUNE 25,      JUNE 30,
                                 1998          1999          2000          1999          2000
                              ----------    ----------    ----------    ----------    ----------
                                                                              (UNAUDITED)
                                                    (DOLLARS IN THOUSANDS)
OTHER DATA:
  EBITDA(6).................  $  212,951    $  335,842    $  435,176    $   79,886    $  190,583
  Interest expense..........      30,913        60,488        82,689        17,791        27,387
  Capital expenditures......     237,970       383,686       457,684        73,155       203,507
  Depreciation and
     amortization...........      64,088       174,365       178,505        38,667        55,140

FINANCIAL RATIOS:
  Ratio of EBITDA to interest expense.............................................           7.0
  Ratio of total debt to EBITDA...................................................           7.1

                                                               JUNE 30,
                                                                 2000
                                                               --------
                                                              (UNAUDITED)
                                                              (DOLLARS IN
                                                              THOUSANDS)
SUPPLEMENTAL BALANCE SHEET DATA:
  Working capital...........................................  $1,677,931
  Total assets..............................................   5,742,118
  Total debt................................................   1,349,856
  Shareholders' equity......................................   2,508,983

(1) In fiscal 1998, we incurred plant closing expenses aggregating $8.9 million in connection with the closure of a manufacturing facility. We also incurred $12.5 million of merger-related costs as a result of some acquisitions.

(2) In fiscal 1999, we recorded unusual pre-tax charges of $77.3 million, of which $71.9 million was primarily non-cash and related to the write-down of a semiconductor wafer fabrication facility to net realizable value, losses on sales contracts, incremental amounts of uncollectible accounts receivable, incremental amounts of sales returns and allowances, inventory write-downs and other exit costs.

(3) In fiscal 1999, we wrote off $2.0 million of in-process research and development associated with an acquisition.

(4) In fiscal 2000, we incurred $3.5 million of merger-related costs as a result of some acquisitions and $7.5 million in costs primarily associated with the closure of some manufacturing facilities.

(5) We recorded unusual pre-tax charges of $493.1 million in the quarter ended June 30, 2000. These unusual pre-tax charges were comprised of approximately $286.5 million related to the issuance of an equity instrument to Motorola combined with approximately $206.6 million related to the mergers of The DII Group and Palo Alto Products International, which were completed in April 2000.

(6) EBITDA represents income before interest expense, income taxes, depreciation and amortization, and unusual charges and merger-related expenses. EBITDA is included because we believe that investors may find it to be a useful tool for measuring our ability to service our debt; however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net earnings as an indicator of our operating performance or cash flow as a measure of liquidity. Our EBITDA calculation may not be consistent with similarly captioned amounts of other companies.

                                  RISK FACTORS

     Holders of old notes should carefully consider the information set forth under "Risk Factors" and all other information set forth in this prospectus before tendering their old notes in the exchange offer. The risk factors set forth in this prospectus, other than "Risk Factors -- There could be negative consequences to you if you do not exchange your old notes for new notes," are generally applicable to the old notes as well as the new notes.

     THERE COULD BE NEGATIVE CONSEQUENCES TO YOU IF YOU DO NOT EXCHANGE YOUR OLD NOTES FOR NEW NOTES.

     Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of old notes outstanding. Because we anticipate that most holders will elect to exchange their old notes for new notes due to the absence of most restrictions on the resale of new notes, we anticipate that the liquidity of the market for any old notes remaining outstanding after the exchange offer may be substantially limited. Following the consummation of the exchange offer, holders who did not tender their old notes generally will not have any further registration rights under the registration rights agreement, and these old notes will continue to be subject to restrictions on transfer.

     The old dollar notes are currently eligible for sale under Rule 144A through the Portal Market, and the old euro notes are in the process of being listed on the Luxembourg Stock Exchange. We have applied to have the new euro notes listed on the Luxembourg Stock Exchange. We cannot assure you that we will be successful in these listings or of when the listings will be complete.

     As a result of making the exchange offer, we will have fulfilled our obligations under the registration rights agreement. Holders who do not tender their old notes generally will not have any further registration rights or rights to receive the additional interest specified in the registration rights agreement for our failure to register the new notes.

     The old notes that are not exchanged for new notes will remain restricted securities. Accordingly, the old notes may be resold only:

     - to us or one of our subsidiaries;

     - to a qualified institutional buyer;

     - to an institutional accredited investor;

     - to a party outside the United States under Regulation S under the Securities Act;

     - under an exemption from registration provided by Rule 144 under the Securities Act; or

     - under an effective registration statement.

IF WE DO NOT MANAGE EFFECTIVELY THE EXPANSION OF OUR OPERATIONS, OUR BUSINESS MAY BE HARMED.

     We have grown rapidly in recent periods. Our workforce has more than tripled in size over the last year as a result of internal growth and acquisitions. This growth is likely to considerably strain our management control system and resources, including decision support, accounting management, information systems and facilities. If we do not continue to improve our financial and management controls, reporting systems and procedures to manage our employees effectively and to expand our facilities, our business could be harmed.

     We plan to increase our manufacturing capacity by expanding our facilities and by adding new equipment. Such expansion involves significant risks, including, but not limited to the following:

     - we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

     - we may not efficiently and effectively integrate new operations and information systems, expand our existing operations and manage geographically dispersed operations;

     - we may incur cost overruns;

     - we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could harm our growth and our ability to meet customers' delivery schedules; and

     - we may not be able to obtain funds for this expansion, and we may not be able to obtain loans or operating leases with attractive terms.

     In addition, we expect to incur new fixed operating expenses associated with our expansion efforts, including substantial increases in depreciation expense and rental expense, that will increase our cost of sales. If our revenues do not increase sufficiently to offset these expenses, our operating results would be seriously harmed. Our expansion, both through internal growth and acquisitions, has contributed to our incurring significant accounting charges. For example, in connection with our acquisitions of DII and Palo Alto Products International, we recorded a one-time charge of approximately $206.6 million and in connection with the issuance of an equity instrument to Motorola relating to our alliance with Motorola, we recorded a one-time non-cash charge of approximately $286.5 million, both in the first fiscal quarter of fiscal 2001.

WE MAY ENCOUNTER DIFFICULTIES WITH ACQUISITIONS, WHICH COULD HARM OUR BUSINESS.

     We have completed a number of acquisitions of businesses and facilities and expect to continue to acquire additional businesses and facilities in the future, including our recent agreements to acquire JIT Holdings Limited. We are currently in preliminary discussions to acquire additional businesses and facilities. Any future acquisitions may require additional debt or equity financing, which could increase our leverage or be dilutive to our existing shareholders. We cannot assure you of the terms of, or that we will complete, any acquisitions in the future.

     To integrate acquired businesses, we must implement our management information systems and operating systems and assimilate and manage the personnel of the acquired operations. The difficulties of this integration may be further complicated by geographic distances. The integration of acquired businesses may not be successful and could result in disruption to other parts of our business.

     In addition, acquisitions involve a number of other risks and challenges, including, but not limited to:

     - diversion of management's attention;

     - potential loss of key employees and customers of the acquired companies;

     - lack of experience operating in the geographic market of the acquired business; and

     - an increase in our expenses and working capital requirements.

     Any of these and other factors could harm our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition.

     We have new customer relationships from which we are not yet receiving significant revenues, and orders from these customers may not reach anticipated levels.

     We have recently announced major new customer relationships, including our alliance with Motorola, from which we anticipate significant future sales. However, similar to our other customer relationships, there are no volume purchase commitments under these new programs, and the revenues we actually achieve may not meet our expectations. In anticipation of future activities under these programs, we are incurring substantial expenses as we add personnel and manufacturing capacity and procure materials. Our operating results will be seriously harmed if sales do not develop to the extent and within the time frame we anticipate.

OUR CUSTOMERS MAY CANCEL THEIR ORDERS, CHANGE PRODUCTION QUANTITIES OR DELAY PRODUCTION.

     Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers and we continue to experience reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations.

     In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. On occasion, customers may require rapid increases in production, which can stress our resources and reduce margins. Although we have increased our manufacturing capacity and plan further increases, we may not have sufficient capacity at any given time to meet our customers' demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can harm our gross margins and operating income.

OUR OPERATING RESULTS VARY SIGNIFICANTLY.

     We experience significant fluctuations in our results of operations. The factors which contribute to fluctuations include:

     - the timing of customer orders;

     - the volume of these orders relative to our capacity;

     - market acceptance of customers' new products;

     - changes in demand for customers' products and product obsolescence;

     - the timing of our expenditures in anticipation of future orders;

     - our effectiveness in managing manufacturing processes;

     - changes in the cost and availability of labor and components;

     - changes in our product mix;

     - changes in economic conditions;

     - local factors and events that may affect our production volume, such as local holidays; and

     - seasonality in customers' product requirements.

     One of our significant end-markets is the consumer electronics market. This market exhibits particular strength towards the end of the year in connection with the holiday season. As a result, we have experienced relative strength in revenues in our third fiscal quarter.

THE MAJORITY OF OUR SALES COMES FROM A SMALL NUMBER OF CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY.

     Sales to our five largest customers have represented a significant percentage of our net sales in recent periods. Our five largest customers accounted for approximately 42% of consolidated net sales in fiscal 2000. Our largest customer during fiscal 2000 was Ericsson, accounting for approximately 14% of consolidated net sales. The identity of our principal customers have varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would seriously harm our business. If we are not be able to timely replace expired, canceled or reduced contracts with new business, our revenues would be harmed.

WE DEPEND ON THE ELECTRONICS INDUSTRY WHICH CONTINUALLY PRODUCES TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES; OUR INABILITY TO CONTINUALLY MANUFACTURE SUCH PRODUCTS ON A COST-EFFECTIVE BASIS WOULD HARM OUR BUSINESS.

     Factors affecting the electronics industry in general could seriously harm our customers and, as a result, us. These factors include:

     - the inability of our customers to adapt to rapidly changing technology and evolving industry standards, which results in short product life cycles;

     - the inability of our customers to develop and market their products, some of which are new and untested, the potential that our customers' products may become obsolete or the failure of our customers' products to gain widespread commercial acceptance; and

     - recessionary periods in our customers' markets.

     If any of these factors materialize, our business would suffer.

THERE MAY BE SHORTAGES OF REQUIRED ELECTRONIC COMPONENTS.

     A substantial majority of our net sales are derived from turnkey manufacturing in which we are responsible for purchasing components used in manufacturing our customers products. We generally do not have long-term agreements with suppliers of components. This typically results in our bearing the risk of component price increases because we may be unable to procure the required materials at a price level necessary to generate anticipated margins from our agreements with our customers. Accordingly, component price changes could seriously harm our operating results.

     At various times, there have been shortages of some of the electronic components that we use, and suppliers of some components have lacked sufficient capacity to meet the demand for these components. In recent months, component shortages have become more prevalent in our industry. In some cases, supply shortages and delays in deliveries of particular components have resulted in curtailed production, or delays in production, of assemblies using that component, which has contributed to an increase in our inventory levels. We expect that shortages and delays in deliveries of some components will continue. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing and shipping delays, which could harm our relationships with current or prospective customers and reduce our sales.

OUR INDUSTRY IS EXTREMELY COMPETITIVE.

     The electronics manufacturing services industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market share. Current and prospective customers also evaluate our capabilities against the merits of internal production. Some of our competitors, including Solectron and SCI Systems, have substantially greater market share than us, and substantially greater manufacturing, financial, research and development and marketing resources.

     In recent years, many participants in the industry, including us, have substantially expanded their manufacturing capacity. If overall demand for electronics manufacturing services should decrease, this increased capacity could result in substantial pricing pressures, which could seriously harm our operating results.

WE ARE SUBJECT TO THE RISK OF INCREASED TAXES.

     We have structured our operations in a manner designed to maximize income in countries where (1) tax incentives have been extended to encourage foreign investment or (2) income tax rates are low. We base our tax position upon the anticipated nature and conduct of our business and upon our understanding of the tax laws of the various countries in which we have assets or conduct activities. However, our tax position is subject to review and possible challenge by taxing authorities and to possible changes in law which may have retroactive effect. We cannot determine in advance the extent to which some jurisdictions may require us to pay tax or make payments in lieu of tax.

     Several countries in which we are located allow for tax holidays or provide other tax incentives to attract and retain business. We have obtained holidays or other incentives where available. Our taxes could increase if certain tax holidays or incentives are not renewed upon expiration, or tax rates applicable to us in such jurisdictions are otherwise increased. In addition, further acquisitions of businesses may cause our effective tax rate to increase.

WE CONDUCT OPERATIONS IN A NUMBER OF COUNTRIES AND ARE SUBJECT TO RISKS OF INTERNATIONAL OPERATIONS.

     The geographical distances between Asia, the Americas and Europe create a number of logistical and communications challenges. Our manufacturing operations are located in a number of countries, including Austria, Brazil, China, the Czech Republic, Finland, France, Germany, Hungary, Ireland, Italy, Malaysia, Mexico, Sweden, the United Kingdom and the United States. As a result, we are affected by economic and political conditions in those countries, including:

     - fluctuations in the value of currencies;

     - changes in labor conditions;

     - longer payment cycles;

     - greater difficulty in collecting accounts receivable;

     - burdens and costs of compliance with a variety of foreign laws;

     - political and economic instability;

     - increases in duties and taxation;

     - imposition of restrictions on currency conversion or the transfer of funds;

     - limitations on imports or exports;

     - expropriation of private enterprises; and

     - reversal of the current policies including favorable tax and lending policies encouraging foreign investment or foreign trade by our host countries.

     The attractiveness of our services to our U.S. customers can be affected by changes in U.S. trade policies, such as "most favored nation" status and trade preferences for some Asian nations. In addition, some countries in which we operate, such as Brazil, Mexico and Malaysia, have experienced periods of slow or negative growth, high inflation, significant currency devaluations and limited availability of foreign exchange. Furthermore, in countries such as Mexico and China, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on us. Finally, we could be seriously harmed by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in countries in which we operate.

WE ARE SUBJECT TO RISKS OF CURRENCY FLUCTUATIONS AND HEDGING OPERATIONS.

     A significant portion of our business is conducted in the European euro, the Swedish krona and the Brazilian real. In addition, some of our costs, such as payroll and rent, are denominated in currencies such as the Austrian schilling, the British pound, the Chinese renminbi, the German deutsche mark, the Hong Kong dollar, the Hungarian forint, the Irish pound, the Malaysian ringgit, the Mexican peso and the Singapore dollar, as well as the euro, the krona and the real. In recent years, the Hungarian forint, Brazilian real and Mexican peso have experienced significant devaluations. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of sales, operating margins and revenues. We cannot predict the impact of future exchange rate fluctuations. We use financial instruments, primarily forward purchase contracts, to hedge Japanese yen, European euro, U.S. dollar and other foreign currency commitments arising from trade accounts payable and fixed purchase obligations. Because we hedge only fixed obligations, we do not expect that these hedging activities will harm our results of operations or cash flows. However, our hedging activities may be unsuccessful, and we may change or reduce our hedging activities in the future. As a result, we may experience significant unexpected expenses from fluctuations in exchange rates.

WE DEPEND ON OUR KEY PERSONNEL.

     Our success depends to a large extent upon the continued services of our key executives, managers and skilled personnel. Generally our employees are not bound by employment or non-competition agreements, and we cannot assure that we will retain our key officers and employees. We could be seriously harmed by the loss of key personnel.

WE ARE SUBJECT TO ENVIRONMENTAL COMPLIANCE RISKS.

     We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. In addition, we are responsible for cleanup of contamination at some of our current and former manufacturing facilities and at some third party sites. If more stringent compliance or cleanup standards under environmental laws or regulations are imposed, or the results of future testing and analyses at our current or former operating facilities indicate that we are responsible for the release of hazardous substances, we may be subject to additional remediation liability. Further, additional environmental matters may arise in the future at sites where no problem is currently known or at sites that we may acquire in the future. Currently unexpected costs that we may incur with respect to environmental matters may result in additional loss contingencies, the quantification of which cannot be determined at this time.

WE HAVE A SUBSTANTIAL AMOUNT OF DEBT OUTSTANDING AND MAY INCUR ADDITIONAL DEBT.

     We have significant amounts of outstanding indebtedness and interest expense. Our level of indebtedness presents risks to investors, including the possibility that we may be unable to generate cash sufficient to pay the principal of and interest on the indebtedness when due. At June 30, 2000, we had consolidated indebtedness of approximately $1.3 billion.

     Our ability to make principal and interest payments on the notes will depend on our future operating performance, which depends on a number of factors, many of which are outside of our control. These factors include prevailing economic conditions and financial, competitive and other factors affecting our business and operations. If we do not have sufficient available resources to repay any indebtedness we may incur when it becomes due and payable, we may find it necessary to refinance such indebtedness. We cannot assure you that refinancing will be available, or available on reasonable terms.

     We could incur substantial additional indebtedness in connection with acquisitions or debt financings, which would further increase our leverage.

THE INDENTURES, OUR BANK CREDIT FACILITY AND THE INDENTURE GOVERNING OUR EXISTING SENIOR SUBORDINATED NOTES CONTAIN RESTRICTIVE COVENANTS THAT, IF NOT SATISFIED OR WAIVED, COULD RESULT IN ACCELERATION OF OUR OUTSTANDING DEBT OBLIGATIONS.

     The indentures, our bank credit facility and the indenture governing our existing senior subordinated notes each contain a number of restrictive covenants. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we were able to refinance these borrowings on less favorable terms, our results of operations and financial condition could be seriously harmed by increased costs and rates.

OUR STRUCTURE AS A HOLDING COMPANY WILL LIMIT THE ABILITY OF THE HOLDERS OF THE NOTES TO RECOVER ANY PRINCIPAL AND INTEREST DUE ON THE NOTES BECAUSE THEY ARE EFFECTIVELY SUBORDINATED TO THE LIABILITIES OF OUR SUBSIDIARIES.

     We are a holding company with no business operations other than holding the capital stock of our subsidiaries and advancing funds to, and receiving funds from, our subsidiaries. In repaying our indebtedness, including the notes, we must rely on dividends and other payments made to us by our subsidiaries. The holders of the notes will have no direct claims against our subsidiaries. The ability of our subsidiaries to make payments to us will be affected by the obligations of these subsidiaries to their creditors. Claims of holders of indebtedness, including the notes, against the cash flow and assets of our subsidiaries will be effectively subordinated to claims of the creditors.

     In addition, the rights of the holders of the notes to participate in the assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of that subsidiary's creditors. At June 30, 2000, our subsidiaries had liabilities, including trade payables and capital lease obligations, aggregating approximately $1.9 billion. The ability of our subsidiaries to make payments to us will also be subject to, among other things, applicable state and foreign corporate laws and other laws and regulations. In order to pay the principal amount at maturity of the notes, we may be required to adopt one or more alternatives, such as a refinancing of the notes.

THE NOTES ARE SUBORDINATED TO OUR CURRENT AND FUTURE SENIOR DEBT.

     The notes are unsecured obligations and rank in right of payment:

     - junior to all of our existing and future senior debt;

     - junior to all our secured indebtedness and liabilities of our subsidiaries;

     - equal in right of payment to all of our existing and any future senior subordinated debt, including our existing senior subordinated debt; and

     - senior to all other subordinated indebtedness.

     As of June 30, 2000, we had outstanding senior debt of approximately $477.8 million, senior subordinated debt of $788.9 million and, through our subsidiaries, had additional liabilities, including trade payables and capital lease obligations, aggregating approximately $1.9 billion.

     We may not pay any principal of, premium, if any, or interest on, or any other amounts owing in respect of, the notes, or purchase, redeem or otherwise retire the notes, or make any deposit pursuant to the defeasance provisions for the notes, if designated senior debt, as defined in the indentures, is not paid when due, unless:

     - the default is cured or waived or has ceased to exist; or

     - the designated senior debt has been repaid in full.

     Under some circumstances, if a default, other than a payment default, exists with respect to designated senior debt, we may not make payments for a specified period with respect to the principal of, premium, if any, and interest on, and any other amounts owing in respect of, the notes unless:

     - the default is cured, waived or has ceased to exist; or

     - the indebtedness has been repaid in full.

     If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding dollar notes or euro notes, as the case may be, may declare all the dollar notes or euro notes, as the case may be, to be due and payable immediately. Such a continuing event of default, however, may permit the acceleration of our then-outstanding indebtedness or the then-outstanding indebtedness of our subsidiaries, some of which indebtedness may be senior debt. In this event, the subordination provisions of the indentures would prohibit any payments to holders of the dollar notes or euro notes, as the case may be, unless and until those obligations, and any other accelerated senior debt, have been repaid in full.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL IN ACCORDANCE WITH THE TERMS OF THE INDENTURES.

     Upon the occurrence of a change of control, we may be required to purchase all or a portion of the notes then outstanding at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. Prior to commencing such an offer to purchase, we may be required to:

     - repay in full all indebtedness that would prohibit the repurchase of the notes; or

     - obtain any consent required to make the repurchase.

     If we are unable to repay all of the indebtedness or are unable to obtain the necessary consents, we will be unable to offer to purchase the notes and that failure would constitute an event of default under the indentures. We cannot assure that we will have sufficient funds available at the time of any change of control to repurchase the notes. The events that require a repurchase upon a change of control under the indentures may also constitute events of default under subsequently incurred indebtedness.

YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES.

     The old dollar notes are eligible for trading in the Portal Market. The old euro notes are in the process of being listed on the Luxembourg Stock Exchange. There is no existing trading market for the new notes, although we have applied to have the new euro notes listed on the Luxembourg Stock Exchange. We cannot assure that we will be successful in these listings or of when the listings will be complete. Accordingly, we cannot be sure that any market for the new notes will develop, that the holders of the new notes will be able to sell their notes or of the prices at which any sales will be made. If a market for the notes were to develop, the notes could trade at prices that may be higher or lower than the exchange tender price of the old notes, as our previously registered notes do. Prevailing market prices from time to time will depend on many factors, including then existing interest rates, our operating results and cash flow and the market for similar securities.

     In addition, the liquidity of, and trading markets for, the new notes may be negatively affected by declines in the market for high-yield securities generally. A decline may negatively affect liquidity and trading markets independent of our financial performance or prospects.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     The material included or incorporated by reference in this prospectus contains forward-looking statements within the meaning of the securities laws. The words "expects," "anticipates," "believes," "intends," "plans" and similar expressions identify forward-looking statements. In addition, any statements which refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Because these forward-looking statements are subject to risks and uncertainties, actual results may differ materially from the expectations expressed in the forward-looking statements. Factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include:

     - our ability to expand our facilities and operations;

     - our ability to hire and retain skilled employees;

     - our ability to integrate the operations of acquired businesses and to retain customers and employees of the acquired business;

     - the continued outsourcing of manufacturing by original equipment manufacturers;

     - our ability to win new customer programs and maintain our customer relationships;

     - difficulties in production of new products;

     - changing demand for our customers' products;

     - currency fluctuations; and

     - the risk of component shortages.

     In addition, these forward-looking statements are subject to the other risks and uncertainties discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors Affecting Operating Results" in our most recent reports filed with the Securities and Exchange Commission on Form 10-K and Form 10-Q. We undertake no obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.

                                USE OF PROCEEDS

     We will not receive any proceeds from the issuance of the new notes offered in the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes in like principal amount, the terms of which are identical in all respects to the new notes except for transfer restrictions and registration rights. The old notes surrendered in exchange for new notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness.

     The net proceeds from the sale of the old notes, after deducting the underwriting discounts and offering expenses, were approximately $625.0 million. We used a portion of the net proceeds of the offering to refinance existing indebtedness, and used and will continue to use the remainder of the net proceeds to fund the expansion of our business, including additional working capital and capital expenditures, and for general corporate purposes. We incurred the indebtedness under our credit facility, which had a weighted average interest rate of 7.459% at May 31, 2000, $173.3 million of which would have matured on April 3, 2001 and $175.0 million of which would have matured on April 3, 2004. The indebtedness was incurred to fund the expansion of our business, to provide working capital and to repurchase DII's 8.50% Senior Subordinated Notes due 2007. Until the net proceeds are used, they will be invested in short-term marketable securities.

                                 CAPITALIZATION

     The following table sets forth our unaudited capitalization as of June 30, 2000 on a supplemental actual basis, giving effect to the mergers with Chatham and Lightning on August 31, 2000.

                                                                         JUNE 30, 2000
                                                                  ----------------------------
                                                                    ACTUAL      AS ADJUSTED(1)
                                                                  ----------    --------------
                                                                          (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................      $  787,660      $  543,133
                                                                  ==========      ==========
Long-term debt, including current portion:
  Capital lease obligations.................................          83,238          83,238
  8.75% senior subordinated notes due 2007..................         150,000         150,000
  9.875% senior subordinated notes due 2010, less $3,900
     discount...............................................         496,100         496,100
  9.75% senior subordinated notes due 2010..................         142,755         142,755
  Other.....................................................         477,763         235,598
                                                                  ----------      ----------
          Total debt........................................       1,349,856       1,107,691
                                                                  ----------      ----------
Shareholders' equity:
Ordinary shares, S$.01 par value;
  authorized -- 250,000,000 shares;
  issued and outstanding -- 203,600,057 shares..............           1,559           1,559
Additional paid-in capital..................................       2,657,222       2,657,222
Retained deficit............................................        (121,499)       (123,861)
Accumulated other comprehensive income......................         (28,299)        (28,299)
                                                                  ----------      ----------
          Total shareholders' equity........................       2,508,983       2,506,621
                                                                  ----------      ----------
Total capitalization........................................      $3,858,839      $3,614,312
                                                                  ==========      ==========

---------------

(1) Reflects the payoff of Chatham and Lightning debt instruments, including fees and accrued interest, as a result of the mergers on August 31, 2000.

               SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

     The following selected supplemental consolidated financial data should be read in conjunction with our supplemental consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference into this prospectus. The supplemental consolidated financial statements have been prepared to give retroactive effect to the merger with Chatham Technologies, Inc. on August 31, 2000 and the merger with Lightning Metal Specialties, Inc. and related entities on August 31, 2000, each of which has been accounted for as a pooling-of-interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation. However, they will become our historical consolidated financial statements after the financial statements covering the date of consummation of the business combination are issued.

     The supplemental consolidated statement of operations data for each of the years in the three-year period ended March 31, 2000 and the supplemental balance sheet data as of March 31, 1999 and 2000 are derived from consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants, and that are incorporated by reference into this prospectus. The supplemental unaudited consolidated statement of operations data for each year in the two-year period ended March 31, 1997 and the supplemental unaudited balance sheet data as of March 31, 1996, 1997 and 1998 are derived from consolidated financial statements that are not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                                      THREE MONTHS ENDED
                                               FISCAL YEAR ENDED MARCH 31,                         ------------------------
                           --------------------------------------------------------------------     JUNE 25,      JUNE 30,
                              1996           1997           1998          1999          2000          1999          2000
                           -----------    -----------    ----------    ----------    ----------    ----------    ----------
                           (UNAUDITED)    (UNAUDITED)                                                    (UNAUDITED)
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUPPLEMENTAL CONSOLIDATED
  STATEMENT OF OPERATIONS
  DATA:
Net sales................  $1,291,541     $1,498,332     $2,322,151    $3,584,556    $6,385,990    $1,103,426    $2,524,646
Cost of sales............   1,116,119      1,289,567      2,011,873     3,170,665     5,791,658       984,260     2,318,971
Unusual charges..........       1,254(1)      16,443(2)       8,869(3)     77,286(4)      7,519(6)         --        83,721(10)
                           ----------     ----------     ----------    ----------    ----------    ----------    ----------
  Gross profit...........     174,168        192,322        301,409       336,605       586,813       119,166       121,954
Selling, general and
  administrative.........      83,458        113,308        161,949       227,560       309,634        66,486        92,254
Goodwill and intangible
  amortization...........       3,777          5,979         10,487        29,156        40,631         9,754         9,370
Acquired in-process
  research and
  development............      29,000(1)          --             --         2,000(5)         --            --            --
Unusual charges and
  merger-related
  expenses...............          --          4,649(2)      12,499(3)         --         3,523(6)         --       409,383(10)
Interest and other
  expense (income) net...       6,088          8,398         19,892        54,186        70,085        14,498        (3,996)
                           ----------     ----------     ----------    ----------    ----------    ----------    ----------
  Income (loss) before
    income taxes and
    extraordinary item...      51,845         59,988         96,582        23,703       162,940        28,428      (385,048)
Provision for (benefit
  from) income taxes.....      22,069         16,415         18,914       (14,827)       19,745         4,731       (16,112)
                           ----------     ----------     ----------    ----------    ----------    ----------    ----------
  Income (loss) before
    extraordinary item...      29,776         43,573         77,668        38,530       143,195        23,697      (368,936)
Extraordinary loss.......         708             --             --            --            --            --            --
                           ----------     ----------     ----------    ----------    ----------    ----------    ----------
  Net income (loss)......  $   29,068     $   43,573     $   77,668    $   38,530    $  143,195    $   23,697    $ (368,936)
                           ==========     ==========     ==========    ==========    ==========    ==========    ==========
Ratio of earnings to
  fixed charges(7).......        5.55           4.45           3.57          1.34          2.64          2.08        (10.21)

                                                                 AS OF MARCH 31,
                                      ---------------------------------------------------------------------        JUNE 30,
                                         1996           1997           1998           1999          2000             2000
                                      -----------    -----------    -----------    ----------    ----------       -----------
                                      (UNAUDITED)    (UNAUDITED)    (UNAUDITED)                                   (UNAUDITED)
                                                                      (DOLLARS IN THOUSANDS)
SUPPLEMENTAL CONSOLIDATED BALANCE
  SHEET DATA:
Working capital.....................   $142,868       $ 87,855      $  352,774     $  366,363    $1,162,262       $1,677,931
Total assets........................    756,473        937,865       1,758,971      2,604,651     4,859,128        5,742,118
Total long-term debt, excluding
  current portion...................    134,058        139,383         571,754        780,394       628,067(8)     1,088,575
Shareholders' equity................    266,229        331,622         589,425        839,224     2,286,092(8)(9)  2,508,983(11)

---------------
 (1) In fiscal 1996, we wrote off $29.0 million of in-process research and development associated with an acquisition and also recorded charges totaling $1.3 million for costs associated with the closing of some operations.

 (2) In fiscal 1997, we incurred $4.6 million of merger-related expenses associated with an acquisition and $16.4 million in costs associated with the closing and sale of some operations.

 (3) In fiscal 1998, we incurred plant closing expenses aggregating $8.9 million in connection with the closure of a manufacturing facility. We also incurred $12.5 million of merger-related costs as a result of some acquisitions.

 (4) In fiscal 1999, we recorded unusual pre-tax charges of $77.3 million, of which $71.9 million was primarily non-cash and related to the write-down of a semiconductor wafer fabrication facility to net realizable value, losses on sales contracts, incremental amounts of uncollectible accounts receivable, incremental amounts of sales returns and allowances, inventory write-downs and other exit costs.

 (5) In fiscal 1999, we wrote off $2.0 million of in-process research and development associated with an acquisition.

 (6) In fiscal 2000, we incurred $3.5 million of merger-related costs as a result of some acquisitions and $7.5 million in costs primarily associated with the closure of some manufacturing facilities.

 (7) Earnings are defined as income before provisions for income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and the portion of the rental expenses representative of the interest expense component.

 (8) In fiscal 2000, substantially all of DII's convertible subordinated notes were converted into approximately 7,406,000 ordinary shares and the unconverted portion was redeemed for $100,000.

 (9) In February 2000, we sold a total of 8,600,000 ordinary shares, resulting in net proceeds of approximately $494.1 million. In October 1999, we sold a total of 13,800,000 ordinary shares, resulting in net proceeds of approximately $448.9 million. In September 1999, DII completed an offering of 6,900,000 shares of its common stock, resulting in net proceeds of approximately $215.7 million.

(10) We recorded unusual pre-tax charges of $493.1 million in the quarter ended June 30, 2000. These unusual pre-tax charges were comprised of approximately $286.5 million related to the issuance of an equity instrument to Motorola combined with approximately $206.6 million related to the mergers of DII and Palo Alto Products International, which were completed in April 2000.

(11) In June 2000, we sold a total of 6,325,000 ordinary shares, resulting in net proceeds of approximately $432.2 million.

                      DESCRIPTION OF EXISTING INDEBTEDNESS

SENIOR CREDIT FACILITY

     In October 1999, we entered into a credit facility with a syndicate of banks providing for revolving credit borrowings by us and a number of our subsidiaries of up to $200.0 million. On April 3, 2000, we replaced our $200.0 million credit facility and a DII credit facility of $210.0 million with a $500.0 million credit facility with a syndicate of domestic and foreign banks. This new credit facility consists of two separate credit agreements, one providing for up to $150.0 million principal amount of revolving credit loans to us and designated subsidiaries and one providing for up to $350.0 million principal amount of revolving credit loans to our primary United States subsidiary. Both agreements are split equally between a 364-day facility and a three-year facility. At the maturity of the 364-day facility, outstanding borrowings under that facility may be converted into one-year term loans. Borrowings under the credit facility bear interest, at our option, at either the agent's base rate or the LIBOR Rate, as defined in the credit facility, plus a margin for LIBOR loans ranging between 0.625% and 1.75%, based on our ratio of total debt to EBITDA. The credit facility is secured by a pledge of stock of some of our subsidiaries.

     The credit facility contains covenants that restrict our ability to (1) incur secured debt, other than purchase money debt and capitalized leases, (2) incur liens on our property, (3) make dispositions of assets, and (4) make investments in companies that are not our subsidiaries. The credit facility also prohibits us from paying dividends. The credit facility also requires that we maintain a maximum ratio of total debt to EBITDA, and maintain a minimum ratio of EBITDA to the sum of our net interest expense plus the current portion of our long-term debt and a specified portion of other debt.

     We plan to increase the size of our credit facility, or enter into additional credit facilities, to fund anticipated growth in our operations. We cannot provide any assurances that we will be able to complete any such transaction, or as to its potential terms. In addition, we maintain smaller credit facilities for a number of our non-U.S. subsidiaries, typically on an uncommitted basis. We have also entered into relationships with financial institutions for the sale of accounts receivable, and for leasing transactions.

8 3/4% SENIOR SUBORDINATED NOTES

     General. On October 15, 1997, we issued $150.0 million of 8 3/4% Senior Subordinated Notes pursuant to an indenture between us and Chase Manhattan Bank and Trust Company, N.A. as trustee. The 8 3/4% Senior Subordinated Notes will mature of October 15, 2007. Interest on the 8 3/4% Senior Subordinated Notes accrues at 8 3/4% per annum and is payable semi-annually in arrears on April 15 and October 15 of each year.

     Redemption. We may redeem the 8 3/4% Senior Subordinated Notes on or after October 15, 2002 at specified redemption prices. In addition, at any time on or before October 15, 2000, we may redeem up to $52.5 million in aggregate principal amount of the 8 3/4% Senior Subordinated Notes with the net proceeds of a public or private offering of our ordinary shares. We are not required to make mandatory redemption or sinking fund payments with respect to the 8 3/4% Senior Subordinated Notes.

     Covenants. The indenture relating to the 8 3/4% Senior Subordinated Notes restricts, among other things, our ability to:

     - pay dividends, redeem capital stock or prepay some subordinated debt;

     - incur additional debt or issue preferred stock;

     - grant liens;

     - merge, consolidate or transfer substantially all of our assets;

     - enter into some transactions with affiliates;

     - impose restrictions on any subsidiary's ability to pay dividends or transfer assets to us;

     - enter into some sale and leaseback transactions; and

     - permit subsidiaries to guarantee debt.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     We sold the old notes on June 26, 2000 to Salomon Smith Barney Inc., Morgan Stanley & Co., Incorporated, Banc of America Securities LLC, ABN AMRO Incorporated, Bear, Stearns & Co. Inc. and FleetBoston Robertson Stephens, Inc., referred to in this prospectus as the "initial purchasers," pursuant to a purchase agreement dated June 26, 2000 between us and the initial purchasers. As set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all old notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. The term "expiration date" means 5:00 p.m., New York City time (10:00 p.m., London time)
on             , 2000; however, if we extend the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which the exchange offer is extended.

     As of the date of this prospectus, $500.0 million aggregate principal amount of the old dollar notes and E150.0 million aggregate principal amount of the old euro notes are outstanding. This prospectus and the accompanying letter
of transmittal are first being sent on or about             , 2000 to all
holders of old notes at the addresses set forth in the security register maintained by the trustee or other applicable registrar. Our obligation to accept old notes for exchange is subject to conditions as set forth under "-- Conditions to the Exchange Offer" below.

     We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any old notes, by mailing written notice of an extension to the holders of old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     Old dollar notes tendered in the exchange offer must be $1,000 in principal amount or any integral multiple of $1,000, and old euro notes tendered in the exchange offer must be E1,000 in principal amount or any integral multiple of E1,000.

     We will mail written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. This notice will be mailed to the holders of record of the old notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of other event giving rise to the notice requirement.

REGISTRATION COVENANT; EXCHANGE OFFER

     We entered into an exchange and registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the notes:

     - to use all reasonable efforts to file with the Commission, within 90 days following June 29, 2000, a registration statement (the "exchange offer registration statement") under the Securities Act relating to an exchange offer pursuant to which notes substantially identical to the old notes, except that such notes will not contain terms with respect to the special interest payments described below or transfer restrictions, would be offered in exchange for the then outstanding notes tendered at the option of the holders of the notes; and

     - to use all reasonable efforts to cause the exchange offer registration statement to become effective as soon as practicable after it is filed.

     We have further agreed to commence the exchange offer promptly after the exchange offer registration statement has become effective, hold the offer open for at least 20 business days, and exchange new notes for all notes validly tendered and not withdrawn before the expiration of the offer.

     Under existing Commission interpretations, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers

("participating broker-dealers") receiving new notes in the exchange offer may be subject to a prospectus delivery requirement with respect to resales of the new notes. The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the notes, by delivery of the prospectus contained in the exchange offer registration statement. Under the exchange and registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the new notes. The exchange offer registration statement will be kept effective for a period of up to 180 days after the exchange offer has been consummated in order to permit resales of new notes acquired by broker-dealers in after-market transactions. Each holder of notes, other than certain specified holders, who wishes to exchange such notes for new notes in the exchange offer will be required to represent that:

     - any new notes to be received by it will be acquired in the ordinary course of its business;

     - at the time of the commencement of the exchange offer it has no arrangement with any person to participate in the distribution, within the meaning of the Securities Act, of the new notes; and

     - it is not Flextronics or an affiliate of Flextronics.

     However, if:

        (1) on or before the date of consummation of the exchange offer, the existing Commission interpretations are changed such that the new notes would not in general be freely transferable in such manner on such date; or

        (2) the exchange offer is not available to any holder of the notes,

we will, in lieu of or, in the case of clause (2), in addition to, effecting registration of new notes, use our reasonable best efforts to cause a registration statement under the Securities Act relating to a shelf registration of the notes for resale by holders or, in the case of clause (2), of the notes held by the initial purchasers for resale by the purchasers (the "resale registration") to become effective and to remain effective until two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

     We will, in the event of the resale registration, provide to the holders of the applicable notes copies of the prospectus that is a part of the registration statement filed in connection with the resale registration, notify such holders when the resale registration for the applicable notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable notes. A holder of notes that sells such notes pursuant to the resale registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to initial purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the exchange and registration rights agreement that are applicable to such a holder, including certain indemnification obligations.

     Although we intend to file the registration statement previously described, we cannot assure you that the registration statement will be filed or, if filed, that it will become effective.

     In the event of a registration default, as defined below, then the annual interest rate on the applicable notes will increase, for the period from the occurrence of the registration default until such time as no registration default is in effect, at which time the interest rate will be reduced to its initial rate, by .25% during the first 90-day period following the occurrence and during the continuation of such registration default, which rate shall increase by an additional .25% for each subsequent 90-day period during which such registration default continues up to a maximum of 1.0% ("additional interest").

     Each of the following is a "registration default":

     - we have not filed the registration statement relating to the exchange offer or, if applicable, the resale registration, within 90 days following June 29, 2000; or

     - such registration statement has not become effective within 150 days following June 29, 2000; or

     - the exchange offer has not been consummated within 180 business days after June 29, 2000; or

     - any registration statement required by the exchange and registration rights agreement is filed and declared effective but shall thereafter cease to be effective, except as specifically permitted in the exchange and registration rights agreement, without being succeeded immediately by an additional registration statement filed and declared effective.

     The summary in this prospectus of certain provisions of the exchange and registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the exchange and registration rights agreement, a copy of which will be available upon request to us.

     The old notes and the new notes will be considered collectively to be a single class for all purposes under the indentures, including, without limitation, waivers, amendments, redemptions and offers to purchase, and (except under "The Exchange Offer-- Registration Covenant; Exchange Offer") all references in this prospectus to "notes" shall be deemed to refer collectively to old notes and any new notes, unless the context otherwise requires.

INTEREST ON EXCHANGE NOTES

     Each new note will bear interest from the most recent date to which interest has been paid or duly provided for on the old note surrendered in exchange for a new note or, if no interest has been paid or duly provided for on the old note, from June 26, 2000, the date of issuance of the old note. Holders of the old notes whose old notes are accepted for exchange will not receive accrued interest on the old notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on the old notes prior to the original issue date of the new notes, or, if no interest has been paid or duly provided for, will not receive any accrued interest on the old notes. These holders will be deemed to have waived the right to receive any interest on the old notes accrued from and after that interest payment date or, if no interest has been paid or fully provided for, from and after June 26, 2000. Interest on the notes is payable semi-annually in arrears on each January 1 and July 1.

PROCEDURES FOR TENDERING OLD NOTES

     To tender in the exchange offer, a holder must complete, sign and date the applicable letter of transmittal, or a facsimile of the applicable letter of transmittal, have the signatures guaranteed if required by the applicable letter of transmittal, and mail or otherwise deliver the applicable letter of transmittal or a facsimile, together with the old notes and any other required documents, to the applicable exchange agent. The applicable exchange agent must receive these documents at the address set forth below prior to 5:00 p.m., New York City time (10:00 p.m., London time) on the expiration date. Delivery of the old notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of book-entry transfers must be received by the applicable exchange agent prior to the expiration date.

     By executing a letter of transmittal, each holder will make to us the representations set forth below in the fourth paragraph under "-- Resale of New Notes."

     The tender by a holder and the acceptance by us will constitute an agreement between the holder and us in accordance with the terms subject to the conditions set forth in this prospectus and in the applicable letter of transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE APPLICABLE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE APPLICABLE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY

MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE APPLICABLE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution, as defined below, unless the old notes tendered are:

     - signed by the registered holder, unless the holder has completed the box entitled "Special Exchange Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal; or

     - tendered for the account of an eligible institution.

     In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "eligible institution").

     If a letter of transmittal is signed by a person other than the registered holder of any old notes listed on the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the old notes, with the signature guaranteed by an eligible institution.

     If a letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other acting in a fiduciary or representative capacity, the persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered old notes and withdrawal of tendered old notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all old notes that are not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letters of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time period we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, none of Flextronics, the exchange agents or any other person will incur any liability for failure to give this notification. Tenders of old notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the applicable exchange agent to the tendering holders, unless otherwise provided in applicable letter of transmittal, as soon as practicable following the expiration date.

  Book-Entry Delivery Procedures

     Promptly after the date of this prospectus, the exchange agent for the old dollar notes will establish accounts with respect to the old dollar notes at DTC, and the exchange agent for the old euro notes will establish accounts with respect to the old euro notes at each of Euroclear and Clearstream (DTC, Euroclear and Clearstream are collectively referred to as the "book-entry transfer facilities" and, individually as a "book-entry transfer facility") for purposes of the exchange offer. Any financial institution that is a participant in the applicable book-entry transfer facility's systems may make book-entry delivery of the old notes by causing the applicable book-entry transfer facility to transfer old notes into the applicable exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfers. Timely book-entry delivery of old notes pursuant to the exchange offer, however, requires receipt of a book-entry confirmation prior to the expiration date. In addition, to receive new notes for tendered old notes, the applicable letter of transmittal, together with any required signature guarantees and any other required documents, or an agent's message in connection with a book-entry transfer, must be delivered or transmitted to and received by the applicable exchange agent at its address set forth under "-- Exchange Agent" below prior to the expiration date. Alternatively, the guaranteed delivery procedures described below must be complied with. Tender will not be considered made until the documents are received by the applicable exchange agent. Delivery of documents to any of the book-entry transfer facilities does not constitute delivery to the exchange agent.

  Tender of Existing Notes Held Through Book-Entry Transfer Facilities

     The exchange agent and each of the book-entry transfer facilities have confirmed that the exchange offer is eligible for each of the book-entry transfer facility's Automated Tender Offer Program, or ATOP. Accordingly, participants in the applicable book-entry transfer facility's ATOP may, in lieu of physically completing and signing the applicable letter of transmittal and delivering it to the applicable exchange agent, electronically transmit their acceptance of the exchange offer by causing the book-entry transfer facility to transfer old notes to the applicable exchange agent in accordance with the book-entry transfer facility's ATOP procedures for transfer. The book-entry transfer facility will then send an agent's message to the applicable exchange agent.

     The term "agent's message" means a message transmitted by a book-entry transfer facility, received by exchange agent and forming party of the book-entry confirmation, which states that:

     - the book-entry transfer facility has received an express acknowledgement from a participant in its ATOP that is tendering old notes which are the subject of the book-entry conformation;

     - the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     - we may enforce the agreement against the participant.

  Guaranteed Delivery Procedure

     Holders who wish to tender their old notes and (1) whose old notes are not immediately available, (2) who cannot deliver their old notes, the applicable letter of transmittal or any other required documents to the applicable exchange agent, or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the applicable agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery:

        - setting forth the name and address of the holder,

        - setting forth the certificate number(s) of the old notes and the principal amount of old notes tendered, stating that the tender is being made, and

        - guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the applicable letter of transmittal together with the certificate(s) representing the old notes or a book-entry confirmation of the old notes into the applicable exchange agent's account at the applicable book-entry transfer facility and any other documents required by the applicable letter of transmittal, will be deposited by the eligible institution with the applicable exchange agent; and

     - a properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation transfer of the old notes into the applicable exchange agent's account at the applicable book-entry transfer facility and all other documents required by the applicable letter of transmittal, are received by the applicable exchange agent within three New York Stock Exchange trading days after the expiration date.

     Upon request to the applicable exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

     Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time (10:00 p.m., London time), on the expiration date.

     To withdraw a tender of old notes in the exchange offer, a notice of withdrawal must be received by the applicable exchange agent at the address set forth below prior to 5:00 p.m., New York City time (10:00 p.m., London time), on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the old notes to be withdrawn (the "depositor");

     - identify the old notes to be withdrawn, including the certificates number(s) and principal amount of the old notes or, in the case of old notes transferred by book-entry transfer, the name and number of the account at the applicable book-entry transfer facility to be credited;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable registrar register transfer of the old notes into the name of the person withdrawing the tender; and

     - specify the name in which any of the old notes are to be registered, if different from that of the depositor.

     All questions as to the validity, form and eligibility, including time or receipt, of the notices will be determined by us. Our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued in exchange unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other terms of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes, and may terminate the exchange offer before the acceptance of the old notes if, in our sole judgment, the exchange offer would violate any law, statute, rule or regulation or an interpretation thereof of the Staff of the Commission. If we determine in our sole discretion that this condition is not satisfied, we may:

     - refuse to accept any old notes and return all tendered old notes to the tendering holders;

     - extend the exchange offer and retain all old notes tendered prior to the expiration date, subject, however, to the rights of holders to withdraw the old notes (see "-- Withdrawals of Tenders"); or

     - waive the unsatisfied conditions with respect to the exchange offer and accept all validly tendered old notes which have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that five to ten business-day period.

EXCHANGE AGENT

     Chase Manhattan Bank & Trust Company, National Association has been appointed as the exchange agent for the exchange offer of the old dollar notes. Chase Manhattan Bank London has been appointed as the exchange agent for the exchange offer of the euro notes. All executed letters of transmittal should be directed to the applicable exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the applicable exchange agent, addressed as follows:

     If to the Chase Manhattan Bank & Trust Company, National Association:

        By mail or by hand:

        Chase Manhattan Bank & Trust Company, National Association, Exchange
        Agent
        Suite 2725
        101 California Street
        San Francisco, California 94111

        By Facsimile:
        (415) 693-8850

        Confirm Facsimile by Telephone:
        (415) 954-9551

     If to Chase Manhattan Bank London:

        By mail or by hand:

        Chase Manhattan Bank
        Trinity Tower
        9 Thomas More Street
        London, E1 9YT

        By Facsimile:
        44 171 777 5410

        Confirm Facsimile by Telephone:
        44 171 777 5418

     Delivery of a letter of transmittal to an address other than that for the applicable exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of a letter of transmittal.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

TRANSFER TAXES

     Holders who tender their old notes for exchange generally will not be obligated to pay any transfer tax in connection with the exchange. However, holders who instruct us to register new notes in the name of a person other than the registered tendering holders, or request that old notes not tendered or not accepted in the exchange offer be returned to a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the old notes. This is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The expenses of the exchange offer will be amortized over the term of the new notes.

APPRAISAL RIGHTS

     Holders of old notes will not have dissenters' rights or appraisal rights in connection with the exchange offer.

RESALE OF NEW NOTES

     The new notes are being offered to satisfy our obligations contained in the exchange and registration rights agreement. We are making the exchange offer in reliance on the position of the Staff of the Commission as set forth in the Exxon Capital No-Action Letter (available on May 13, 1988), the Morgan Stanley No-Action Letter (available on June 5, 1991), the Shearman & Sterling No-Action Letter (available on July 2, 1993), and other interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter addressing these matters and there can be no assurance that the Staff would make a similar determination with respect to the exchange offer as it has in those interpretive letters to third parties. Based on these interpretations by the Staff, and subject to the two immediately following sentences, we believe that new notes issued pursuant to this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by holders, other than a holder who is a broker-dealer, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

     - the new notes are acquired in the ordinary course of the holder's business; and

     - the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution within the meaning of the Securities Act of the new notes.

     However, any holder who:

     - is our "affiliate," within the meaning of Rule 405 under the Securities Act;

     - does not acquire new notes in the ordinary course of its business;

     - intends to participate in the exchange offer for the purpose of distributing new notes; or

     - is a broker-dealer who purchased old notes directly from us,

will not be able to rely on the interpretations of the Staff set forth in the above-mentioned interpretive letters, will not be permitted or entitled to tender old notes in the exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of old notes unless the sale is made pursuant to an exemption from those requirements.

     In addition, as described below, if any broker-dealer holds old notes acquired for its own account as a result of market-making or other trading activities and exchanges the old notes for new notes (a "participating broker-dealer"), the participating broker-dealer may be deemed to be a statutory "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of new notes. See "Plan of Distribution."

     Each holder who wishes to exchange old notes for new notes in the exchange offer will be required to represent that:

     - it is not our affiliate;

     - any new notes to be received by it are being acquired in the ordinary course of its business; and

     - it has no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act, of new notes.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must:

     - acknowledge that it acquired the old notes for its own account as a result of market-making activities or other trading activities, and not directly from us; and

     - agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes.

     The letters of transmittal state that by so acknowledging and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the Staff in the interpretive letters referred to above, we believe that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes received upon exchange of old notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of new notes. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer during the period referred to below in connection with the resales of new notes received in exchange for old notes where the old notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities.

     Subject to provisions set forth in the exchange and registration rights agreement, we shall use our best efforts to:

     - keep the exchange offer registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of new notes by participating broker-dealers; and

     - ensure that the exchange offer registration statement conforms with the requirements of the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period ending upon the earlier of 180 days after the exchange offer has been completed or at the time the participating broker-dealers no longer own any transfer restricted securities. See "Plan of Distribution."

     Any participating broker-dealer who is our affiliate may not rely on the interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each participating broker-dealer who surrenders old notes pursuant to the exchange offer will be deemed to have agreed, by execution of a letter of transmittal, that, upon receipt of notice from us of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference into this prospectus untrue in any material respect or which causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference into this prospectus, in light of the circumstances under which they were made, not misleading or of the occurrence of other events specified in the exchange and registration rights agreement, the participating broker-dealer will suspend the sale of new notes pursuant to this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer or we have given notice that the sale of the new notes may be resumed, as the case may be.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of old notes outstanding. Following the consummation of the exchange offer, holders who did not tender their old notes generally will not have any further registration rights under the exchange and registration rights agreement, and these old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the old notes may diminish. The old dollar notes are currently eligible for sale under Rule 144A through the Portal Market and the old euro notes are in the process of being listed on the

Luxembourg Stock Exchange. We have applied to have the new euro notes listed on the Luxembourg Stock Exchange. Because we anticipate that most holders will elect to exchange their old notes for new notes due to the absence of most restrictions on the resale of new notes, we believe that the liquidity of the market for any old notes remaining outstanding after the exchange offer may be substantially limited.

     As a result of the making and completion of the exchange offer, we will have fulfilled our obligations under the exchange and registration rights agreement, and holders who do not tender their old notes generally will not have any further registration rights or rights to receive the additional interest specified in the exchange and registration rights agreement for our failure to register the new notes.

     The old notes that are not exchanged for new notes will remain restricted securities. Accordingly, the old notes may be resold only:

     - to us or one of our subsidiaries;

     - to a qualified institutional buyer;

     - to an institutional accredited investor;

     - to a party outside the United States under Regulation S under the Securities Act;

     - under an exemption from registration provided by Rule 144 under the Securities Act; or

     - under an effective registration statement.

                              DESCRIPTION OF NOTES

GENERAL

     The old notes were, and the new notes will be, issued under two separate indentures, each dated as of June 29, 2000, which we refer to in this prospectus as the indentures, between us and Chase Manhattan Bank and Trust Company, National Association, as trustee. We refer to Chase Manhattan Bank and Trust in this prospectus as the trustee. The following summary of the material provisions of the indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939. A copy of the indentures may be obtained from us. The definitions of some of the terms used in this section are set forth below under "-- Certain Definitions."

TERMS OF NOTES

     The dollar notes will be limited to $1.0 billion in aggregate principal amount, of which $500.0 million were issued on June 26, 2000. The dollar notes will mature on July 1, 2010. The euro notes will be limited to E300.0 million in aggregate principal amount, of which E150.0 million were issued on June 26, 2000. The euro notes will mature on July 1, 2010. The notes will not be entitled to any sinking fund. The notes will be redeemable at our option as described below under "-- Redemption."

     The notes will bear interest from the date of issuance at the yearly rate set forth on the cover page of this prospectus, payable semiannually in arrears on January 1 and July 1 of each year commencing on January 1, 2001. Interest payments will be made to holders of record at the close of business on the December 15 and June 15 immediately preceding the interest payment date until the principal is paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The circumstances under which the interest rate may increase from the rate set forth on the cover page of this prospectus are described under "The Exchange Offer -- Registration Covenant; Exchange Offer."

     Principal of, premium, if any, and interest on the notes will be payable at the office or agency of the trustee maintained for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the holders of the notes at their addresses set forth in the register of holders of notes; provided that for any holders who have given us wire instruction, all payments of principal of, premium, if any, and interest must be made by wire transfer of immediately available funds to the accounts specified in the wire instructions. Until otherwise designated by us, our office or agency in New York will be the office of the trustee maintained for that purpose. We have applied to have the new euro notes listed on the Luxembourg Stock Exchange. As long as the euro notes are listed on the Luxembourg Stock Exchange and as long as the rules of this exchange require, we will also maintain a paying agent and a transfer agent in Luxembourg.

     The dollar notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. The euro notes will be issued only in fully registered form, without coupons, in denominations of E1,000 and any integral multiple of E1,000. Initially, the notes will be issued in the form of one or more global notes. See "-- Form, Denomination, Book-Entry Procedures and Transfer." No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a transfer or exchange of notes.

     All references in this prospectus to payments of principal of, premium, if any, and interest on the notes is intended to include any applicable additional amounts that may become payable in respect of the notes. See "-- Payment of Additional Amounts."

SUBORDINATION

     The notes are our unsecured obligations and, for purposes of right of payment, are ranked behind all of our current and future senior debt, including our obligations under our credit facility. The notes rank equally with any existing and future senior subordinated indebtedness and rank ahead of all of our other subordinated indebtedness. As of June 30, 2000, we have approximately $477.8 million of senior debt outstanding, $788.9 million of senior subordinated debt outstanding and, through our subsidiaries, we have additional liabilities, including trade payables and capital lease obligations, aggregating approximately $1.9 billion, which would rank ahead of, or effectively ahead of, as the case may be, in right of payment to the notes.

     We have a credit facility under which we and our specified subsidiaries may borrow up to an aggregate of $500.0 million of revolving credit loans, subject to compliance with covenants and financial ratios. We have guaranteed the obligations of specified subsidiaries under the credit facility. Our senior debt is comprised of our borrowings under our credit facility, and our guarantees of borrowings by our subsidiaries. We plan to increase the size of our credit facility, or enter into additional credit facilities, to fund anticipated growth in our operations. We cannot provide any assurances that we will be able to complete any such transaction, or as to its potential terms. See "Description of Existing Indebtedness."

     We are a holding company with no business operations other than:

     - holding the equity interests of our subsidiaries; and

     - advancing funds to, and receiving funds from, our subsidiaries.

     In repaying our indebtedness, including the notes, we must rely on dividends and other payments made to us by our subsidiaries.

     The holders of the notes will have no direct claims against our subsidiaries. The ability of our subsidiaries to make payments to us will be affected by the obligations of those subsidiaries to their creditors. Claims of holders of our debt, including the notes, against the cash flow and assets of our subsidiaries will be effectively subordinated to claims of creditors of our subsidiaries.

     In order to pay the principal amount at maturity of the notes, we may be required to adopt one or more alternatives, such as a refinancing of the notes. See "Risk Factors -- Our structure as a holding company will limit the ability of the holders of the notes to recover any principal and interest due on the notes because they are effectively subordinated to the liabilities of our subsidiaries."

     Upon any distribution to our creditors in the case of our liquidation, winding up, reorganization or dissolution or in a bankruptcy, insolvency, receivership or similar proceeding, the holders of senior debt will be entitled to receive payment in full in cash before the holders of the notes will be entitled to receive any payment, and until all obligations with respect to senior debt are paid in full in cash, any distribution to which the holders of the notes would be entitled shall instead be made to the holders of senior debt.

     We also may not make any payment on the notes if:

     - a default in the payment of the principal of, premium, if any, or interest on designated senior debt occurs and is continuing beyond any applicable period of grace; or

     - any other default occurs and is continuing with respect to designated senior debt that permits holders of that debt to accelerate the maturity and the trustee receives a notice of this default (a "payment blockage notice").

     Payments on the notes may and shall be resumed:

     - in the case of a payment default, upon the date on which the default is cured or waived; and

     - in case of a nonpayment default, the earliest of (1) the date on which the nonpayment default is cured or waived, (2) 179 days after the date on which the applicable payment blockage notice is received, (3) the date the designated senior debt shall have been discharged or paid in full in cash, or (4) the date the payment blockage period shall have been terminated by written notice from the holders of the designated senior debt initiating the payment blockage period.

     No new payment blockage period may be commenced unless and until 360 days have elapsed since the effectiveness of the last payment blockage notice. No nonpayment default that existed on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice unless the default shall have been cured or waived for a period of not less than 90 days.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of the notes may recover less ratably than our creditors who are holders of senior debt.

REDEMPTION

  Optional Redemption After July 1, 2005

     The dollar notes and the euro notes are redeemable at our option, in whole or in part, at any time on or after July 1, 2005 at the redemption prices, expressed as percentages of principal amount, set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on July 1, of the years indicated below:

                                                          DOLLAR NOTE   EURO NOTE
YEAR                                                      PERCENTAGE    PERCENTAGE
----                                                      -----------   ----------
2005. ..................................................    104.938%     104.875%
2006. ..................................................    103.292      103.250
2007. ..................................................    101.646      101.625
2008 and thereafter.....................................    100.000%     100.000%

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

  Optional Redemption After Ordinary Shares Offering

     Notwithstanding the foregoing, during the first 36 months after June 26, 2000, we may on any one or more occasions redeem up to an aggregate of $175.0 million in aggregate principal amount of the dollar notes at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date; or up to an aggregate of E52.5 million in aggregate principal amount of the euro notes at a redemption price of 109.75% of the principal amount, plus accrued and unpaid interest thereon to the redemption date, with the net cash proceeds of a public or private offering of our ordinary shares, which we refer to as an equity sale; provided that:

     - at least $325.0 million in aggregate principal amount of dollar notes or E97.5 million in aggregate principal amount of euro notes remains outstanding immediately after the occurrence of such redemption; and

     - the redemption occurs within 90 days of the date of the closing of the equity sale.

  Optional Redemption in Circumstances Involving Taxation

     We may, at our option, redeem the notes in whole at any time at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for redemption (the "tax redemption price") if a change in tax law occurs.

     A change in tax law is any change in or any amendment to the laws, including any applicable double taxation treaty or convention, of Singapore, or any other jurisdiction, as defined below under "-- Payment of Additional Amounts," or of any political subdivision or taxing authority thereof, affecting taxation, or any change in the application or interpretation or official position regarding the application of such laws, double taxation treaty or convention that:

     - becomes effective on or after June 26, 2000 or, in some circumstances, a later date on which any of our assignees or the assignee of one of our successor corporations becomes such as permitted under the indentures; and

     - would require that we, our assignee or any relevant successor make payments of additional amounts on the next succeeding date for the payment thereof following the determination by us, our assignee or any relevant successor that the effect of the change in tax law cannot be avoided through any reasonable measures available to us.

  Notice

     Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. For so long as the euro notes are listed on the Luxembourg Stock Exchange, notices of redemption of the euro notes will be published in accordance with the procedures described under "-- Notices." Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to the note shall state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the holder of the note upon cancellation of the original note.

REPURCHASE AT THE OPTION OF HOLDERS UPON CHANGE OF CONTROL

     Upon the occurrence of a change of control, each holder of notes will have the right to require us to repurchase all or part of the holder's notes pursuant to the offer described below (the "change of control offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase (the "change of control payment").

     Within 30 days following any change of control, we will mail a notice to each holder of notes describing the change of control and offering to repurchase notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "change of control payment date"). For so long as the euro notes are listed on the Luxembourg Stock Exchange, notice of a change of control offer with respect to the euro notes will also be published in accordance with the procedures described under "-- Notices." We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control.

     On the change of control payment date, we will, to the extent lawful:

     - accept for payment all notes or portions thereof properly tendered pursuant to the change of control offer;

     - deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes so tendered; and

     - deliver or cause to be delivered to the trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of the notes being purchased by us.

     The paying agent will promptly mail to each holder of notes so tendered the change of control payment for the notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. However, each new dollar note must be in a principal amount of $1,000 or a multiple of $1,000, and each new euro note must be in a principal amount of E1,000 or a multiple of E1,000. The indentures provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a change of control, we will either repay in full in cash all outstanding senior debt or obtain the requisite consents, if any, under all agreements governing outstanding senior debt to permit the repurchase of notes required by this covenant.

     Our credit facility restricts our ability to purchase any notes and other senior subordinated or subordinated debt, and also provides that some change of control events constitute a default under the credit facility. Any future credit agreements or other agreements relating to senior debt to which we become a party may contain similar restrictions and provisions. In the event any restrictions would prohibit us from repurchasing notes upon a change of control, we could seek the consent of our lenders to the purchase of notes or could attempt to refinance the borrowings that contain these restrictions. If we do not obtain such a consent or repay these borrowings, we will be prohibited from purchasing notes. In this case, our failure to purchase tendered notes would constitute an event of default under the indentures which would, in turn, constitute a default under the credit facility. In these circumstances, the subordination provisions in the indentures would likely restrict payments to the holders of notes.

     "Change of control" means the occurrence of any of the following:

     - the sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets and those of our subsidiaries taken as a whole to any "person," as used in Section 13(d)(3) of the Exchange Act;

     - our adoption of a plan relating to our liquidation or dissolution;

     - the consummation of any transaction, including any merger or consolidation, the result of which is that any "person," as defined above, becomes the "beneficial owner," as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of shares; or

     - the first day on which a majority of the members of our board of directors are not continuing directors.

     "Continuing director" means, as of any date of determination, any member of our board of directors who was:

     - a member of our board of directors on the date of the indentures; or

     - nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board at the time of the nomination or election and who voted with respect to the nomination or election; provided that a majority of the members of the board voting with respect thereto shall at the time have been continuing directors.

     The change of control provision of the notes may in some circumstances make more difficult or discourage a takeover of us and, as a result, may make removal of incumbent management more difficult. The change of control provision, however, is not the result of our knowledge of any specific effort to accumulate our shares or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change of control provision is a result of negotiations between the initial purchasers and us. We are not presently in discussions or negotiations with respect to any pending offers which, if accepted, would result in a transaction involving a change of control, although it is possible that we would decide to do so in the future.

     The provisions of the indentures would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may negatively affect holders of the notes.

     The definition of change of control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

CERTAIN COVENANTS

  Restricted Payments

     The indentures provide that we will not, and will not permit any of our restricted subsidiaries to, directly or indirectly, make a restricted payment, as defined below, unless, at the time of and after giving effect to the restricted payment:

     - no default or event of default shall have occurred and be continuing or would occur as a consequence of the payment;

     - we would, at the time of the restricted payment and after giving effect to that restricted payment as if the restricted payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional debt pursuant to the covenant described below under "-- Incurrence of Debt and Issuance of Preferred Stock;" and

     - the restricted payment, together with the aggregate amount of all other restricted payments made by us and our restricted subsidiaries after the date of the indentures, excluding restricted payments permitted by clause
       (2) of the penultimate paragraph of this covenant, is less than the sum of:

        - 50% of our consolidated net income or, if consolidated net income shall be a loss, minus 100% of the loss, of for the period, taken as one accounting period, from and including the fiscal quarter commencing June 30, 2000 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such restricted payment, plus

        - 100% of the aggregate fair market value received by us from the issue or sale since the date of the indentures of our capital stock, other than disqualified stock, or of our disqualified stock or debt securities that have been converted into our capital stock, other than capital stock or disqualified stock or convertible debt securities, sold to one of our restricted subsidiaries and other than disqualified stock or convertible debt securities that have been converted into disqualified stock, plus

        - $25.0 million.

     Each of the following is a "restricted payment":

        (1) the declaration or payment of any dividend or the making of any other payment or distribution on account of our or any of our restricted subsidiaries' equity interests, including any payment in connection with any merger or consolidation involving us, or to the holders of our or any of our restricted subsidiaries' equity interests in their capacity as such, other than dividends or distributions payable in our equity interests, other than disqualified stock, except to the extent the entirety of the dividend or distribution is actually paid to us or one of our restricted subsidiaries, and in the case of a dividend or distribution by any of our non-wholly owned restricted subsidiaries, to any other holder of equity interests of that non-wholly owned restricted subsidiary on a pro rata basis;

        (2) the purchase, redemption or other acquisition or retirement for value, including in connection with any merger or consolidation involving us, any of our equity interests or any direct or indirect parent of us;

        (3) the making any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value, of any subordinated debt, except a payment of interest or principal at stated maturity; or

        (4) the making of any restricted investment.

     The foregoing provisions do not prohibit:

        (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the payment would have complied with the provisions of the indentures;

        (2) the redemption, repurchase, retirement or other acquisition of any of our equity interests or of any of our subsidiaries or any subordinated debt, in each case in exchange for, or out of the net proceeds of the substantially concurrent sale, other than to one of our subsidiaries, of, other equity interests of ours, other than any disqualified stock; provided, however, that the amount of any of the net proceeds that are used for any redemption, repurchase, retirement or other acquisition shall be excluded from clause (2) of the immediately preceding paragraph; and

        (3) the redemption, repurchase, refinancing or defeasance of subordinated debt in exchange for, or with the net cash proceeds from, an incurrence of permitted refinancing debt.

     The amount of all restricted payments, other than cash, shall be the fair market value on the date of the restricted payment of the asset(s) or securities proposed to be transferred or issued by us or the subsidiary, as the case may be, pursuant to the restricted payment. The fair market value of any non-cash restricted payment having a fair market value in excess of $10.0 million shall be determined by our board of directors, whose resolution shall be delivered to the trustee. Not later than the date of making any restricted payment, we shall deliver to the trustee an officers' certificate stating that the restricted payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

  Incurrence of Debt and Issuance of Preferred Stock

     The indentures provide that we will not, and will not permit any of our restricted subsidiaries to create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise, with respect to (collectively, "incur") any debt, including acquired debt, and that we will not permit any of our restricted subsidiaries to issue any shares of preferred stock. However, we and any of our restricted subsidiaries may incur debt, including acquired debt, if the fixed charge coverage ratio for our and our restricted subsidiaries' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional debt is incurred would have been at least 2.0 to 1.0, determined on a pro forma basis, including a pro forma application of the net proceeds of the additional debt, as if the additional debt had been incurred at the beginning of the four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of debt (collectively, "permitted debt"):

        (1) the incurrence by us or any of our restricted subsidiaries of credit facility debt and letters of credit, with letters of credit being deemed to have a principal amount equal to our maximum potential liability and that of our restricted subsidiaries thereunder, under credit agreements; provided that the aggregate principal amount of all credit facility debt outstanding under all credit agreements and incurred pursuant to this clause (1), after giving effect to the incurrence, including all permitted refinancing debt incurred to refund, refinance or replace any other debt incurred pursuant to this clause (1), together with all amounts outstanding under clause (2) below, does not exceed the greater of $700.0 million and the borrowing base as of the most recent fiscal quarter ended for which financial statements are available;

        (2) the incurrence by us or any of our restricted subsidiaries of receivables program debt in an aggregate amount at any one time outstanding not to exceed, together with the amounts outstanding under clause (1) above, the greater of $700.0 million or the borrowing base as of the most recent fiscal quarter ended for which financial statements are available;

        (3) the incurrence by us and our restricted subsidiaries of existing debt;

        (4) the incurrence by us or any of our restricted subsidiaries of debt represented by the notes;

        (5) the incurrence by us or any of our restricted subsidiaries of permitted refinancing debt in exchange for, or the net proceeds of which are used to refund, refinance or replace, debt that was permitted by the indentures to be incurred;

        (6) the incurrence by us or any of our restricted subsidiaries of intercompany debt between or among us and any of our wholly owned restricted subsidiaries; provided, however, that (i) if we are the obligor on the debt, (ii) the debt is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, and (iii)(A) any subsequent issuance or transfer of equity interests that results in any of the debt being held by a person other than us or a wholly owned restricted subsidiary and (B) any sale or other transfer of any of the debt to a person that is not either us or a wholly owned restricted subsidiary shall be deemed, in each case, to constitute an incurrence of debt by us or the restricted subsidiary, as the case may be;

        (7) the incurrence by us or any of our restricted subsidiaries of hedging obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate debt that is permitted by the terms of the indentures to be outstanding or for the purpose of fixing or hedging currency exchange risk with respect to any currency exchanges;

        (8) our capitalized lease obligations and purchase money obligations and those of our restricted subsidiaries in aggregate principal amount, or accreted value, as applicable, at any time outstanding not to exceed 10% of total assets;

        (9) guarantees by us or any of our restricted subsidiaries of our debt or any restricted subsidiary permitted to be incurred under another provision of this covenant;

        (10) our debt or that of any restricted subsidiary in respect of performance bonds, bankers' acceptances, trade letters of credit, surety bonds and guarantees provided by us or any restricted subsidiary in the ordinary course of business, not to exceed at any given time 2.5% of total assets; and

        (11) the incurrence by us or any of our restricted subsidiaries of additional debt in an aggregate principal amount, or accreted value, as applicable, at any time outstanding, including all permitted refinancing debt incurred to refund, refinance or replace any other debt incurred pursuant to this clause (11), not to exceed $50.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of debt meets the criteria of more than one of the categories of permitted debt described in clauses (1) through (11) above or is entitled to be incurred pursuant to the first paragraph of this covenant, we may classify that item of debt in any manner that complies with this covenant and that item of debt or portion thereof will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph of this covenant.

  Liens

     The indentures provide that we will not, and will not permit any of our restricted subsidiaries to create, incur, assume or suffer to exist any lien that secures obligations under any pari passu debt or subordinated debt on any of our assets or properties or the assets or properties of that restricted subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the notes are equally and ratably secured with the obligations so secured or until such time as the obligations are no longer secured by a lien.

  Merger, Consolidation or Sale of Assets

     The indentures provide that we will not consolidate or merge with or into, whether or not we are the surviving corporation, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another corporation, person or entity unless:

     - we are the surviving corporation or the entity or the person formed by or surviving the consolidation or merger, if other than us, or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of either (1) the United States, any state thereof, the District of Columbia or Singapore or (2) a subject country, in which case we will have satisfied our obligations as set forth below under "-- Restrictions Upon Reincorporating, Merging or Consolidating Into a Subject Country;"

     - the entity or person formed by or surviving the consolidation or merger, if other than us, or the entity or person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of our obligations under the notes and the indentures pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

     - immediately after the transaction no default or event of default exists; and

     - except in the case of the merger of us with or into one of our wholly owned restricted subsidiaries, we or the entity or person formed by or surviving any consolidation or merger, if other than us, or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made:

        - will have consolidated net worth immediately after the transaction equal to or greater than our consolidated net worth immediately preceding the transaction; and

        - will, at the time of the transaction and after giving effect to the transaction as if it had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional debt pursuant to the fixed charge coverage ratio test set forth in the first paragraph of the covenant described above under "-- Incurrence of Debt and Issuance of Preferred Stock."

  Transactions with Affiliates

     The indentures provide that we will not, and will not permit any of our restricted subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of our properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate (each of the foregoing, an "affiliate transaction"), unless:

        (1) the affiliate transaction is on terms that are no less favorable to us or the relevant restricted subsidiary than those that would have been obtained in a comparable transaction by us or the restricted subsidiary with an unrelated person; and

        (2) we deliver to the trustee, with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $10.0 million, a resolution of our board of directors setting forth in an officers' certificate certifying that the affiliate transaction complies with clause (1) above and that the affiliate transaction has been approved by a majority of the disinterested members of our board of directors.

     However, the following shall not be deemed to be affiliate transactions:

     - any employment agreement or compensation arrangement entered into by us or any of our restricted subsidiaries in the ordinary course of business and consistent with our past practice or that of the restricted subsidiary that is not otherwise prohibited by the indentures;

     - transactions between or among us and/or our restricted subsidiaries that are not otherwise prohibited by the indentures;

     - restricted payments and permitted investments that are permitted by the provisions of the indentures described above under "-- Restricted Payments;" and

     - indemnification of officers and directors.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     The indentures provide that we will not, and will not permit any of our restricted subsidiaries to create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any restricted subsidiary to:

        (1) pay dividends or make any other distributions to us or any of our restricted subsidiaries on our capital stock or with respect to any other interest or participation in, or measured by, our profits, or pay any indebtedness owed to us or any of our restricted subsidiaries;

        (2) make loans or advances to us or any of our restricted subsidiaries;
     or

        (3) transfer any of our properties or assets to us or any of our restricted subsidiaries, except for encumbrances or restrictions existing under or by reason of:

        - existing debt as in effect on the date of the indentures,

        - the credit facility as in effect as of the date of the indentures, and any amendments, renewals, increases, replacements or refinancings of the credit facility, provided that they are not more restrictive taken as a whole with respect to the dividend and other payment restrictions than those contained in the existing debt as in effect on the date of the indentures, as determined by our board of directors in its reasonable and good faith judgment,

        - the indentures and the notes,

        - applicable law,

        - any instrument governing debt or capital stock of a person acquired by us or any of our restricted subsidiaries as in effect at the time of the acquisition, except to the extent the debt was incurred in connection with or in contemplation of the acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that, in the case of debt, the debt was permitted by the terms of the indentures to be incurred,

        - customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices, restricting assignment or restricting transfers of non-cash assets,

        - purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) above on the property so acquired,

        - permitted refinancing debt, provided that the restrictions contained in the agreements governing the permitted refinancing debt are not more restrictive taken as a whole than those contained in the agreements governing the debt being refinanced, as determined by our board of directors in its reasonable and good faith judgment,

        - contracts for the sale of assets,

        - customary provisions in agreements with respect to permitted joint ventures,

        - any debt or any agreement pursuant to which the debt was issued if (i) the encumbrance or restriction applies only upon a payment or financial covenant default or event of default contained in the debt or agreement, and (ii) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings, as determined in good faith by our board of directors, or

        - reasonable and customary borrowing base, net worth and similar covenants set forth in agreements evidencing debt otherwise permitted by the indentures.

  Designation of Unrestricted Subsidiaries

     Our board of directors may designate any subsidiary to be an unrestricted subsidiary if:

     - that designation would not cause a default;

     - we will, on the date of the designation after giving effect to the designation as if the designation had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional indebtedness pursuant to the fixed charge coverage ratio test set forth in the first paragraph of the covenant under "-- Incurrence of Debt and Issuance of Preferred Stock;" and

     - we would be permitted to make an investment equal to the sum of the (1) fair market value, as determined in good faith by our board of directors, of the capital stock of the subsidiary plus (2) the amount of debt the subsidiary owes to us, pursuant to the first paragraph of the covenant under "-- Restricted Payments."

  Asset Sales

     The indentures provide that we will not, and will not permit any of our restricted subsidiaries to, consummate an asset sale unless:

     - we or our restricted subsidiary, as the case may be, receive consideration at the time of the asset sale at least equal to the fair market value, evidenced by a resolution of our board of directors set forth in an officers' certificate delivered to the trustee, of the assets or equity interests issued or sold or otherwise disposed of; and

     - at least 75% of the consideration for the asset sale received by us or our restricted subsidiary is in the form of cash. For purposes of this provision, the following shall be deemed to be cash:

        - any of our liabilities, as shown on our or our restricted subsidiary's most recent balance sheet, or those of any restricted subsidiary, other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee of the notes, that are assumed by the transferee of any assets pursuant to a customary novation agreement or other agreement that releases or indemnifies us or the restricted subsidiary from further liability, and

        - any securities, notes or other obligations received by us or our restricted subsidiary from the transferee that are immediately converted by us or the restricted subsidiary into cash, to the extent of the cash received.

     Within 365 days after the receipt of any net proceeds from an asset sale, we may apply the net proceeds at our option:

     - to permanently repay, reduce or secure letters of credit in respect of senior debt and to correspondingly reduce commitments with respect thereto in the case of revolving borrowings; and/or

     - to the acquisition of a controlling interest in another business, the making of a capital expenditure or permitted investment or the acquisition of other assets,

in each case, for use in the same or a similar line of business as we were engaged in on the date of the asset sale or reasonable extensions of our line of business. Pending the final application of any of the net proceeds, we may temporarily reduce indebtedness under the credit facility, or any alternative or subsequent revolving credit agreement where borrowings thereunder constitute senior debt or debt of a subsidiary, or otherwise invest the net proceeds in any manner that is not prohibited by the indentures. Any net proceeds from asset sales that are not applied or invested as provided in this paragraph will be deemed to constitute "excess proceeds."

     When the aggregate amount of excess proceeds exceeds $10.0 million, we will be required to make an offer (an "asset sale offer") to all holders of notes and holders of any other pari passu debt outstanding with provisions requiring us to make an offer to purchase or redeem the indebtedness with the proceeds from any asset sale as follows:

     - we will make an offer to purchase from all holders of the notes in accordance with the procedures set forth in the indentures in the maximum principal amount, expressed as a multiple of $1,000, of notes that may be purchased out of an amount (the "note amount") equal to the product of the excess proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes, and the denominator of which is the sum of the outstanding principal amount of the notes and pari passu debt, subject to proration in the event the amount is less than the aggregate asset sale offered price, as defined in this prospectus, of all notes tendered; and

     - to the extent required by pari passu debt to permanently reduce the principal amount of pari passu debt, we will make an offer to purchase or otherwise repurchase or redeem pari passu debt (an "asset sale pari passu offer") in an amount (the "pari passu debt amount") equal to the excess of the excess proceeds over the note amount; provided that in no event will we be required to make an asset sale pari passu offer in a pari passu debt amount exceeding the principal amount of pari passu debt plus accrued and unpaid interest thereon plus the amount of any premium required to be paid to repurchase such pari passu debt.

     The offer price for the notes will be payable in cash in an amount equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date (the "asset sale offer date") the asset sale offer is consummated (the "asset sale offered price"), in accordance with the procedures set forth in the indentures. To the extent that the aggregate asset sale offered price of the notes tendered pursuant to the asset sale offer is less than the note amount relating thereto or the aggregate amount of pari passu debt that is purchased in an asset sale pari passu offer is less than the pari passu debt amount, we may use any remaining excess proceeds for general corporate purposes. If the aggregate principal amount of notes and pari passu debt surrendered by holders thereof exceeds the amount of excess proceeds, the trustee shall select the notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the notes tendered pursuant to an asset sale offer and the completion of an asset sale pari passu offer, the amount of excess proceeds, if any, shall be reset at zero.

     The indentures provide that, if we become obligated to make an asset sale offer pursuant to the immediately preceding paragraph, the notes and the pari passu debt shall be purchased by us, at the option of the holders thereof, in whole or in part in multiples of $1,000 or E1,000, as the case may be, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the asset sale offer is given to holders, or such later date as may be necessary for us to comply with the requirements under the Exchange Act.

     The indentures provide that we will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an asset sale offer.

  Limitation on Senior Subordinated Debt

     The indentures provide that we will not incur, create, issue, assume, guarantee or otherwise become liable for any debt that is subordinate or junior in right of payment to any senior debt and senior in any respect in right of payment to the notes.

  Limitations on Issuances of Guarantees of Debt

     The indentures provide that we will not permit any of our restricted subsidiaries to guarantee or pledge any assets to secure the payment of any of our pari passu debt or debt junior to or subordinated in right of payment to any pari passu debt unless we cause each such restricted subsidiary to execute and deliver to the trustee, prior to or concurrently with the issuance of the guarantee, a supplemental indenture, in form satisfactory to the trustee, pursuant to which the restricted subsidiary unconditionally guarantees on a senior subordinated basis the payment of principal of, premium, if any, and interest on the notes.

     Notwithstanding the foregoing, any such guarantee by a restricted subsidiary of the notes shall provide by its terms that it, and all liens securing the same, shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any person not an affiliate of us, of all of our capital stock in, or all or substantially all the assets of, such restricted subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the indentures.

  No Payments for Consents

     The indentures provide that neither we nor any of our subsidiaries will pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indentures or the notes unless the consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

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

  Provision for Financial Statements

     The indentures provide that, whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, we will furnish to the holders of notes:

     - all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants; and

     - all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file current reports.

     In addition, whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability, unless the Commission will not accept such a filing, and make the information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

CERTAIN DEFINITIONS

     Set forth below are some of the defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all these terms, as well as any other terms used in this prospectus for which no definition is provided.

     "Acquired debt" means, with respect to any specified person:

     - debt of any other person existing at the time the other person is merged with or into or became a restricted subsidiary of the specified person, including debt incurred in connection with, or in contemplation of, the other person merging with or into or becoming a restricted subsidiary of the specified person; and

     - debt secured by a lien encumbering any asset acquired by the specified person which, in each case, is not repaid at or within five days following the date of the acquisition.

     "Additional amounts" shall have the definition set forth under "Payment of Additional Amounts." All references in this prospectus to payments of principal of, premium, if any, and interest on the notes shall be deemed to include any applicable additional amounts that may become payable in respect of the notes.

     "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified person. For purposes of this definition, "control," including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with," as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset sale" means:

     - the sale, lease, transfer, conveyance or other disposition of any assets or rights, including by way of a sale and leaseback, other than in the ordinary course of business; provided that the sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets and those of our restricted subsidiaries taken as a whole will be governed by the provisions of the indentures described above under "-- Repurchase at the Option of Holders Upon Change of Control" and/or the provisions described above under "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the asset sale covenant; and

     - the issue or sale by us or any of our restricted subsidiaries of equity interests of any of our restricted subsidiaries, in either case, whether in a single transaction or a series of related transactions (1) that have a fair market value in excess of $10.0 million or (2) net proceeds in excess of $10.0 million.

     Notwithstanding the foregoing, the following will not be deemed to be asset sales:

     - a transfer of assets by us to a restricted subsidiary or by a restricted subsidiary to us or to another restricted subsidiary;

     - a disposition of goods held for sale in the ordinary course of business or obsolete equipment in the ordinary course of business consistent with our past practices and our restricted subsidiaries' past practices;

     - assets transferred or disposed of in connection with a receivables program;

     - an issuance of equity interests by a restricted subsidiary to us or to another restricted subsidiary; and

     - a restricted payment or permitted investment that is permitted by the covenant described above under "-- Certain Covenants -- Restricted Payments."

     "Asset sale offer" shall have the definition set forth under "-- Certain Covenants -- Asset Sales."

     "Asset sale offer date" shall have the definition set forth under "-- Certain Covenants -- Asset Sales."

     "Asset sale offered price" shall have the definition set forth under "-- Certain Covenants -- Asset Sales."

     "Asset sale pari passu offer" shall have the definition set forth under "-- Certain Covenants -- Asset Sales."

     "Attributable debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value, discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in the sale and leaseback transaction, including any period for which the lease has been extended or may, at the option of the lessor, be extended.

     "Board of directors" means, as to any person, the board of directors of the person or any duly authorized committee thereof or any other similar duly authorized governing body of the person.

     "Board resolution" means, with respect to any person, a copy of a resolution certified by the Secretary or an Assistant Secretary of the person to have been duly adopted by the board of directors of the person and to be in full force and effect on the date of the certification, and delivered to the trustee.

     "Borrowing base" means an amount equal to the sum of:

     - 85% of the value of accounts receivable, before giving effect to any related reserves, shown on our most recent consolidated balance sheet that are not more than 90 days past due in accordance with GAAP; and

     - 60% of the value of the inventory shown on our consolidated balance sheet in accordance with GAAP.

     "Capital lease obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital stock" means:

     - in the case of a corporation, corporate stock;

     - in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

     - in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

     - any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

     "Cash equivalents" means:

        (1) United States dollars;

        (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

        (3) certificates of deposit and euro dollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the credit facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of "B" or better;

        (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (3) above; and

        (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

     "Consolidated cash flow" means, with respect to any person for any period:

     - the consolidated net income of the person for the period; plus

     - an amount equal to any extraordinary loss plus any net loss realized in connection with an asset sale, to the extent the losses were deducted in computing the consolidated net income; plus

     - provision for taxes based on income or profits of the person and our restricted subsidiaries for the period, to the extent that the provision for taxes was included in computing the consolidated net income; plus

     - consolidated interest expense of the person and our restricted subsidiaries for the period, whether paid or accrued and whether or not capitalized, including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, imputed interest with respect to attributable debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to hedging obligations, to the extent that any such expense was deducted in computing the consolidated net income; plus

     - depreciation, amortization, including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period, and other non-cash expenses, excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, of the person and our restricted subsidiaries for the period to the extent that the depreciation, amortization and other non-cash expenses were deducted in computing the consolidated net income; minus

     - other non-recurring non-cash items increasing the consolidated net income for the period, which will be added back to consolidated cash flow in any subsequent period to the extent cash is received in respect of such item in such subsequent period, in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a restricted subsidiary of the referent person shall be added to consolidated net income to compute consolidated cash flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to us by the restricted subsidiary without prior governmental approval, that has not been obtained, and without direct or indirect restriction pursuant to the terms of our charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that restricted subsidiary or our shareholders.

     "Consolidated net income" means, with respect to any person for any period, the aggregate of the net income of the person and our restricted subsidiaries for the period, on a consolidated basis, determined in accordance with GAAP; provided that:

        (1) the net income, but not loss, of any person that is not a restricted subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person or a wholly owned restricted subsidiary of the referent person;

        (2) the net income of any unrestricted subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that restricted subsidiary of that net income is not at the date of determination permitted without any prior governmental approval, that has not been obtained, or by operation of the terms of our charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary or our shareholders;

        (3) the net income of any person acquired in a pooling of interests transaction for any period prior to the date of the acquisition shall be excluded; and

        (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated net worth" means, with respect to any person as of any date:

     - the sum of (1) the consolidated equity of the ordinary shareholders of such person and our consolidated restricted subsidiaries as of such date plus (2) the respective amounts reported on such person's balance sheet as of such date with respect to any series of preferred stock, other than disqualified stock, that by its terms is not entitled to the payment of dividends unless the dividends may be declared and paid only out of net earnings in respect of the year of the declaration and payment, but only to the extent of any cash received by the person upon issuance of the preferred stock; less

     - all write-ups, other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of the business, subsequent to the date of the indentures in the book value of any asset owned by the person or a consolidated restricted subsidiary of the person; less

     - all investments as of the date in unconsolidated restricted subsidiaries and in persons that are not restricted subsidiaries except, in each case, permitted investments; and less

     - all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Credit agreements" means, with respect to us or any of our restricted subsidiaries, one or more debt facilities, including, without limitation, the credit facility, or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced. Debt under credit agreements outstanding on the date on which notes are first issued and authenticated under the indentures shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of permitted debt.

     "Credit facility" means, collectively, the Revolving Credit and Term Loan Agreement dated as of April 3, 2000 by and among us, certain agents and certain lending institutions party thereto and the Revolving Credit and Term Loan Agreement dated as of April 3, 2000 by and among Flextronics International U.S.A.

Inc., DII, certain agents and certain lending institutions party thereto and, in each case, as amended, modified, renewed, restated, refunded, replaced or refinanced.

     "Debt" means, with respect to any person, any indebtedness of the person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or banker's acceptances or representing capital lease obligations or the balance deferred and unpaid of the purchase price of any property or representing any hedging obligations, except any balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than letters of credit and hedging obligations, would appear as a liability upon a balance sheet of the person prepared in accordance with GAAP, as well as all debt of others secured by a lien on any asset of the person, whether or not the debt is assumed by the person, and, to the extent not otherwise included, the guarantee by the person of any debt of any other person. The amount of any debt outstanding as of any date shall be (1) the accreted value thereof, in the case of any debt that does not require current payments of interest, and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other debt.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an event of default.

     "Designated senior debt" means:

     - any debt under the credit facility and any guarantees thereof; and

     - any other senior debt otherwise designated by us, which designation shall have been approved in writing by the representative under the credit facility, and the approval shall have been delivered to the trustee, so long as (1) the credit facility is in effect and (2) we shall not then be a party to a credit facility or similar arrangement, other than the credit facility, that provides for loans in an aggregate principal amount that is greater than the aggregate principal amount of loans to us that may be made under the credit facility and that are not entered into in violation of the credit facility, and the representative thereunder, as "designated senior debt" and, in the case of the designation by us, certified in an officer's certificate delivered to the trustee; provided that not less than $5.0 million aggregate principal amount is outstanding under designated senior debt at the date of the designation and at the date of determination.

     "Disqualified stock" means any capital stock that, by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof on or prior to the date that is 91 days after the date on which the notes mature.

     "Equity interests" means capital stock and all warrants, options or other rights to acquire capital stock, but excluding any debt security that is convertible into, or exchangeable for, capital stock.

     "Equity sale" shall have the definition set forth under "-- Redemption -- Optional Redemption After Ordinary Shares Offering."

     "Euro" or "E" means the currency adopted by the European Union.

     "European Union" means the member nations to the third stage of European Monetary Union pursuant to the Treaty of Rome establishing the European Community, as amended by the Treaty on European Union, signed at Maastricht on February 7, 1992.

     "Existing debt" means our debt and that of our restricted subsidiaries, other than debt under the credit facility, in existence on the date of the indentures, until the amounts are repaid.

     "Existing notes" means our debt under our 8 3/4% Senior Subordinated Notes due 2007 in an aggregate principal amount of $150.0 million.

     "Fair market value" means, with respect to any asset or property, the price that could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by our board of directors acting reasonably and in good faith and shall be evidenced by a board resolution of our board of directors.

     "Fixed charge coverage ratio" means, with respect to any person for any period, the ratio of the consolidated cash flow of the person for the period to the fixed charges of the person for the period. In the event that we or any of our restricted subsidiaries incurs, assumes, guarantees or redeems any debt, other than revolving credit borrowings, or issues preferred stock subsequent to the commencement of the period for which the fixed charge coverage ratio is being calculated but prior to the date on which the event for which the calculation of the fixed charge coverage ratio is made (the "calculation date"), then the fixed charge coverage ratio shall be calculated giving effect to the incurrence, assumption, guarantee or redemption of debt, or the issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of making the computation referred to above:

        (1) acquisitions that have been made by us or any of our restricted subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to the reference period and on or prior to the calculation date shall be deemed to have occurred on the first day of the four-quarter reference period and consolidated cash flow for the reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of consolidated net income;

        (2) the consolidated cash flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, shall be excluded; and

        (3) the fixed charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the calculation date, shall be excluded, but only to the extent that the obligations giving rise to such fixed charges will not be obligations of the referent person or any of our subsidiaries following the calculation date.

     "Fixed charges" means, with respect to any person for any period, the sum, without duplication, of:

     - the consolidated interest expense of the person and our restricted subsidiaries for the period, whether paid or accrued, including amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, imputed interest with respect to attributable debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to hedging obligations;

     - the consolidated interest expense of the person and our restricted subsidiaries that was capitalized during such period;

     - any interest expense on debt of another person that is guaranteed by the person or one of our restricted subsidiaries or secured by a lien on assets of the person or one of our restricted subsidiaries, whether or not such guarantee or lien is called upon; and

     - the product of (1) all dividend payments, whether or not in cash, on any series of preferred stock of the person or any of our restricted subsidiaries, other than dividend payments on equity interests payable solely in our equity interests, times (2) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect.

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

     "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business including letters of credit and reimbursement agreements in respect thereof, of all or any part of any debt.

     "Hedging obligations" means, with respect to any person, the obligations of the person under:

     - currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

     - other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

     "Investments" means, with respect to any person, all investments by the person in other persons, including affiliates, in the forms of loans, including guarantees of debt or other obligations, advances or capital contributions, excluding commission, travel and other advances to officers and employees made in the ordinary course of business, purchases or other acquisitions for consideration of debt, equity interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If we or any of our restricted subsidiaries sells or otherwise disposes of any equity interests of any of our direct or indirect restricted subsidiaries such that, after giving effect to the sale or disposition, the person is no longer our subsidiary, we shall be deemed to have made an investment on the date of the sale or disposition equal to the fair market value of the equity interests of the subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under "-- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction.

     "Net income" means, with respect to any person, the net income (loss) of the person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding:

     - any gain, but not loss, together with any related provision for taxes on the gain, but not loss, realized in connection with (1) any asset sale, including dispositions pursuant to sale and leaseback transactions, or
       (2) the disposition of any securities by the person or any of our subsidiaries or the extinguishment of any debt of the person or any of our subsidiaries; and

     - any extraordinary or nonrecurring gain, but not loss, together with any related provision for taxes on the extraordinary or nonrecurring gain, but not loss.

     "Net proceeds" means the aggregate cash proceeds received by us or any of our restricted subsidiaries in respect of any asset sale, including any cash received upon the sale or other disposition of any non-cash consideration received in any asset sale, net of:

     - the direct costs relating to the asset sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the asset sale;

     - taxes paid or payable as a result of the asset sale, after taking into account any available tax credits or deductions and any tax sharing arrangements;

     - any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, or against any liabilities associated with the asset sale, or the assets subject to the asset sale, and retained by us or any of our restricted subsidiaries; and

     - amounts required to be applied to the repayment of debt secured by a lien on the asset or assets that were the subject of the asset sale, or to the satisfaction of contractual obligations either existing at the date of the indentures, or entered into after the date of the indentures in connection with the payment of deferred purchase price of the properties or assets that were the subject of the asset sale.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any debt.

     "Pari passu debt" shall mean:

     - any of our debt that is equal in right of payment to the notes; and

     - with respect to any guarantee of the notes, debt which ranks equally in right of payment to the guaranty.

     "Pari passu debt amount" shall have the definition set forth under "-- Certain Covenants -- Asset Sales."

     "Permitted investments" means:

        (1) any investment in us or in any of our restricted subsidiaries that is engaged in the same or a similar line of business as us and our restricted subsidiaries, or reasonable extensions or expansions thereof;

        (2) any investment in cash equivalents;

        (3) any investment by us or any of our restricted subsidiaries in a person, if as a result of the investment:

        - the person becomes a restricted subsidiary of us that is engaged in the same or a similar line of business as us and our restricted subsidiaries, or reasonable extensions or expansions thereof, or

        - the person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of our assets to, or is liquidated into, us or any of our restricted subsidiaries that is engaged in the same or a similar line of business as us and our restricted subsidiaries, or reasonable extensions or expansions thereof;

        (4) any restricted investment made as a result of the receipt of non-cash consideration from an asset sale that was made pursuant to and in compliance with the covenant described above under "-- Certain
     Covenants -- Asset Sales;"

        (5) any acquisition of assets solely in exchange for the issuance of our equity interests, other than disqualified stock;

        (6) investments made in exchange for accounts receivable arising in the ordinary course of business which have not been collected for 120 days and which are, in our good faith judgment, substantially impaired, provided that any such investments in excess of $5.0 million shall be approved by our board of directors, evidenced by a resolution of our board of directors set forth in an officers' certificate delivered to the trustee;

        (7) investments in permitted joint ventures, and investments in our suppliers and those of our restricted subsidiaries, in an aggregate amount which when taken together with all other investments pursuant to this clause (7) does not exceed the greater of $10.0 million or 10% of total assets at any one time outstanding;

        (8) other investments in any person having an aggregate fair market value, measured on the date each such investment was made and without giving effect to subsequent changes in value, when taken together with all other investments made pursuant to this clause (8) that are at the time outstanding, not to exceed $25.0 million;

        (9) loans to our employees not to exceed $10.0 million at any one time outstanding;

        (10) investments received in connection with any bankruptcy or reorganization proceeding, or as a result of foreclosure, perfection or enforcement of any lien or any judgment or settlement of any person in exchange for or satisfaction of indebtedness or other obligations or other property received from the person, or for other liabilities or obligations of the person created, in accordance with the terms of the indentures, and

        (11) investments in hedging obligations as permitted by the covenant under "-- Incurrence of Debt and Issuance of Preferred Stock."

     For purposes of calculating the aggregate amount of permitted investments permitted to be outstanding at any one time pursuant to clauses (7) and (8) and for calculating the amount of restricted investments made pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Restricted Payments":

     - to the extent the consideration for any such investment consists of our equity interests, other than disqualified stock, the value of the equity interests so issued will be ignored in determining the amount of such investment; and

     - the aggregate amount of the investments made by us and our restricted subsidiaries on or after the date of the indentures will be decreased, but not below zero, by an amount equal to the lesser of (1) the cash return of capital to us or our restricted subsidiary with respect to the investment that is sold for cash or otherwise liquidated or repaid for cash, less the cost of disposition, including applicable taxes, if any, and (2) the initial amount of the investment.

     "Permitted joint venture" means any person which is, directly or indirectly through our subsidiaries or otherwise, engaged principally in our principal business, or a reasonably related or complementary business, and the capital stock, or securities convertible into capital stock, of which is owned by us and one or more persons other than us or any of our affiliates.

     "Permitted junior securities" means our equity interests or debt securities that are subordinated to all senior debt, and any debt securities issued in exchange for senior debt, to substantially the same extent as, or to a greater extent than, the notes are subordinated to senior debt pursuant to the indentures.

     "Permitted refinancing debt" means any of our debt or any debt of our restricted subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, any of our other debt or the debt of any of our restricted subsidiaries, provided that:

     - the principal amount, or accreted value, if applicable, of the permitted refinancing debt does not exceed the principal amount of or accreted value, if applicable, plus accrued interest on, the debt so extended, refinanced, renewed, replaced, defeased or refunded, plus the amount of reasonable expenses incurred in connection therewith;

     - the permitted refinancing debt has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the debt being extended, refinanced, renewed, replaced, defeased or refunded;

     - if the debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, the permitted refinancing debt has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the debt being extended, refinanced, renewed, replaced, defeased or refunded; and

     - the debt is incurred either by us or by the subsidiary that is the obligor on the debt being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Purchase money obligations" of a person means debt of the person incurred in connection with the purchase, construction or improvement of property, plant or equipment used in the business of the person.

     "Receivables program" means, with respect to any person, an agreement or other arrangement or program providing for the advance of funds to the person against the pledge, contribution, sale or other transfer

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

of encumbrances of receivables program assets of the person or the person and/or one or more of our restricted subsidiaries.

     "Receivables program assets" means all of the following property and interests in property, whether now existing or existing in the future or hereafter arising or acquired:

     - accounts;

     - accounts receivable, general intangibles, instruments, contract rights, documents and chattel paper, including all rights to payment created by or arising from sales of goods, leases of goods, or the rendition of services, no matter how evidenced, whether or not earned by performance;

     - all unpaid seller's or lessor's rights, including, without limitation, rescission, replevin, reclamation and stoppage in transit, relating to any of the foregoing or arising therefrom;

     - all rights to any goods or merchandise represented by any of the foregoing, including returned or repossessed goods;

     - all reserves and credit balances with respect to any such accounts receivable or account debtors;

     - all letters of credit, security or guarantees of any of the foregoing;

     - all insurance policies or reports relating to any of the foregoing;

     - all collection or deposit accounts relating to any of the foregoing;

     - all books and records relating to any of the foregoing;

     - all instruments, contract rights, chattel paper, documents and general intangibles related to any of the foregoing; and

     - all proceeds of any of the foregoing.

     "Receivables program debt" means, with respect to any person, the unreturned portion of the amount funded by the investors under a receivables program of that person.

     "Restricted investment" means an investment other than a permitted investment.

     "Restricted subsidiary" of a person means any subsidiary of the referent person that is not an unrestricted subsidiary. On the date the notes are issued, all subsidiaries will be restricted subsidiaries.

     "Senior debt" means:

     - all of our debt outstanding under credit facilities and all hedging obligations with respect to credit facilities;

     - any other debt permitted to be incurred by us under the terms of the indentures, unless the instrument under which that debt is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes; and

     - all obligations with respect to the foregoing.

     Notwithstanding anything to the contrary in the foregoing, senior debt will not include:

     - any liability for federal, state, local or other taxes owed or owing by us;

     - any of our debt to any of our restricted subsidiaries or other affiliates;

     - any trade payables; or

     - any debt that is incurred in violation of the indentures.

     "Significant subsidiary" means any subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as that Regulation is in effect on the date of this prospectus.

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

     "Stated maturity" means, with respect to any installment of interest or principal on any series of debt, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing the debt, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subject country" shall mean any jurisdiction other than the country of Singapore and the United States of America, or any state thereof or the District of Columbia.

     "Subordinated debt" means any of our debt that is by our terms subordinated in right of payment to the notes.

     "Subsidiary" means, with respect to any person:

     - any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the person or one or more of the other subsidiaries of that person, or a combination thereof; and

     - any partnership (1) the sole general partner or the managing general partner of which is the person or a subsidiary of the person or (2) the only general partners of which are the person or one or more subsidiaries of the person, or any combination thereof.

     "Total assets" means, with respect to any date of determination, our total assets shown on our consolidated balance sheet in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination.

     "Unrestricted subsidiary" means any of our subsidiaries that is designated by our board of directors as an unrestricted subsidiary in accordance with the covenant described under "-- Certain Covenants -- Designation of Unrestricted Subsidiaries."

     "Voting stock" of any person means capital stock of the person which ordinarily has voting power for the election of directors, or persons performing similar functions, of the person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Weighted average life to maturity" means, when applied to any debt at any date, the number of years obtained by dividing:

     - the sum of the products obtained by multiplying (1) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (2) the number of years, calculated to the nearest one-twelfth, that will elapse between such date and the making of such payment; by

     - the then outstanding principal amount of the debt.

     "Wholly owned subsidiary" of any person means a subsidiary of the person all of the outstanding equity interests or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by the person or by one or more wholly owned subsidiaries of the person or by the person and one or more wholly owned subsidiaries of the person.

PAYMENT OF ADDITIONAL AMOUNTS

     The indentures provide that any amounts paid, or caused to be paid, by us or our assignee, or any of our successors or such assignee as permitted under the indentures, will be paid without deduction or withholding for any and all present and future taxes, levies, imposts or other governmental charges whatsoever imposed, assessed, levied or collected by or for the account of Singapore, including any political subdivision or taxing authority thereof, or the jurisdiction of incorporation or residence, other than the United States or any political subdivision or taxing authority thereof, of any of our assignees or any of our successors, or any subsidiary, branch, division or other entity through which we may from time to time direct any payments of principal, premium, if any, and interest on the notes or any political subdivision or taxing authority thereof (an "other jurisdiction"). If deduction or withholding of any taxes, levies, imposts or other governmental charges ("taxes") shall at any time be required by Singapore or another jurisdiction, we, our assignee or any relevant successor will, subject to timely compliance by the holders or beneficial owners of the relevant notes with any relevant administrative requirements pay or cause to be paid such additional amounts ("additional amounts") in respect of principal of, premium, if any, or interest, as may be necessary in order that the net amounts paid to the holders of the notes or the trustee under the indentures, as the case may be, pursuant to the indentures, after the deduction or withholding, shall equal the respective amounts that the holder would have received if the taxes had not been withheld or deducted.

     However, the foregoing shall not apply to:

        (1) any present or future taxes which would not have been so imposed, assessed, levied or collected but for the fact that the holder or beneficial owner of the relevant note is or has been a domiciliary, national or resident of, engages or has been engaged in business, maintains or has maintained a permanent establishment, or is or has been physically present in Singapore or the other jurisdiction, or otherwise has or has had some connection with Singapore or the other jurisdiction, other than the holding or ownership of a note, or the collection of principal of, premium, if any, and interest on, or the enforcement of, a note;

        (2) any present or future taxes which would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required, the relevant note was presented more than thirty days after the date such payment became due or was provided for, whichever is later;

        (3) any present or future taxes which are payable otherwise than by deduction or withholding on or in respect of the relevant note;

        (4) any present or future taxes which would not have been so imposed, assessed, levied or collected but for the failure to comply, on a sufficiently timely basis, with any certification, identification or other reporting requirements concerning the nationality, residence, identity or connection with Singapore or the other jurisdiction or any other relevant jurisdiction of the holder or beneficial owner of the relevant note, if such compliance is required by a statute or regulation of Singapore, the other jurisdiction or any other relevant jurisdiction, or by a relevant treaty, as a condition to relief or exemption from such taxes;

        (5) any present or future taxes (i) which would not have been so imposed, assessed, levied or collected if the beneficial owner of the relevant note had been the holder of such note, or (ii) which, if the beneficial owner of such note had held the note as the holder of such note, would have been excluded pursuant to clauses (1) through (4) above; or

        (6) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge.

     Notwithstanding the foregoing, the indentures do not provide for the payment of additional amounts due to any deduction or withholding requirement imposed by any governmental unit other than Singapore, another jurisdiction or a taxing authority or political subdivision thereof.

     All references herein to payments of principal of, premium, if any, and interest on the notes shall be deemed to include any applicable additional amounts that may become payable in respect of the notes.

RESTRICTIONS UPON REINCORPORATING, MERGING OR CONSOLIDATING INTO A SUBJECT
COUNTRY

     The indentures provide that we may not consolidate or merge with or into, whether or not we are the surviving corporation, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets (a "subject transaction") to another corporation, person or entity unless it satisfies specified conditions. If the surviving or resulting transferee, lessee or successor person (the "successor corporation") in a subject transaction is incorporated in a subject country, then we must satisfy the conditions specified in the clauses below as promptly as practicable, but no later than 60 days following the date of the subject transaction:

     - we shall have delivered to the trustee a written opinion, in form and substance satisfactory to the trustee, of independent legal counsel of recognized standing, as to the continued validity, binding effect and enforceability of the indentures and the notes and to the further effect that the counsel is not aware of any pending change in, or amendment to, the laws, or any regulations promulgated thereunder, of any subject country in which the proposed successor corporation is incorporated or maintains our principal place of business or principal executive office, or any taxing authority thereof or therein, affecting taxation, or any pending execution of or amendment to, or any pending change in application of or official position regarding, any treaty or treaties affecting taxation to which any subject country is a party, which, in any such case, would permit us to redeem the notes as described above under "-- Redemption," it being understood that the counsel may, in rendering the opinion, rely, to the extent appropriate, on opinions of independent local counsel of recognized standing and we may instead deliver two or more opinions of counsel which together cover all of the foregoing matters;

     - we shall have delivered to the trustee a certificate, in form and substance satisfactory to the trustee, signed by two executive officers of the successor corporation, as to the continued validity, binding effect and enforceability of the indentures and the notes; and

     - the successor corporation shall, promptly but no later than 60 days following the date of the subject transaction, consent to the jurisdiction of the Courts of the State of New York.

     In the event of any subject transaction in which the successor corporation is organized and existing under the laws of a subject country, we will indemnify and hold harmless the holder of each note from and against any and all present and future taxes, levies, imposts, charges and withholdings, including estate, inheritance, capital gains and other similar taxes, and any and all present and future registration, stamp, issue, documentary or other similar taxes, duties, fees or charges, imposed, assessed, levied or collected by or for the account of any jurisdiction or political subdivision or taxing or other governmental agency or authority thereof or therein on or in respect of the notes, the indentures or any other agreement relating to calculations to be performed with respect to the notes or any amount paid or payable under any of the foregoing which, in any such case, would not have been imposed had the subject transaction not occurred.

EVENTS OF DEFAULT AND REMEDIES

     The indentures provide that each of the following constitutes an event of default:

     - default for 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indentures;

     - default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indentures;

     - our failure to comply with the provisions described under "-- Repurchase at the Option of Holders Upon Change of Control," "-- Certain
       Covenants -- Asset Sales," "-- Certain Covenants -- Restricted Payments," "-- Certain Covenants -- Incurrence of Debt and Issuance of Preferred Stock" or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" for 30 days after notice from either the trustee or the holders of at least 25% in principal amount of the then outstanding dollar notes or euro notes, as the case may be;

     - our failure to comply with any of our other agreements in the indentures or the notes for 60 days after notice from either the trustee or the holders of at least 25% in principal amount of the then outstanding dollar notes or euro notes, as the case may be;

     - default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any debt for money borrowed by us or any of our restricted subsidiaries, or the payment of which is guaranteed by us or any of our restricted subsidiaries, whether the debt or guarantee now exists, or is created after the date of the indentures, which default (1) is
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

       caused by a failure to pay principal of or premium, if any, or interest on such debt prior to the expiration of the grace period provided in the debt on the date of the default (a "payment default") or (2) results in the acceleration of the debt prior to our express maturity and, in each case, the principal amount of the debt, together with the principal amount of any other such debt the maturity of which has been so accelerated, aggregates $10.0 million or more;

     - our failure or the failure of any of our restricted subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

     - specified events of bankruptcy or insolvency with respect to us or any of our restricted significant subsidiaries.

     If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an event of default arising from some events of bankruptcy or insolvency, with respect to us, any restricted subsidiary, any significant subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indentures or the notes except as provided in the indentures. Subject to limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in our exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     In the case of any event of default occurring by reason of any willful action, or inaction, taken, or not taken, by us or on our behalf with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes on July 1, 2005 pursuant to the optional redemption provisions of the indentures, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an event of default occurs prior to July 1, 2005 by reason of any willful action, or inaction, taken, or not taken by us or on our behalf with the intention of avoiding the prohibition on redemption of the notes prior to July 1, 2005, then the premium specified in the indentures shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing default or event of default and our consequences under the indentures except a continuing default or event of default in the payment of interest on, or the principal of, the notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indentures, and we are required upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying the default or event of default.

     All references in this prospectus to payments of principal of, premium, if any, and interest on the notes shall be deemed to include any applicable additional amounts that may become payable in respect of the notes.

MODIFICATION OF THE INDENTURES

     Except as provided in the next paragraph, either indenture or the applicable notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding notes issued under the applicable indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing default or compliance with any provision of either indenture or the applicable notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes, including consents obtained in connection with a tender offer or exchange offer for notes.

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

     Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

     - reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     - reduce the principal of or change the fixed maturity of any note or alter or waive the provisions with respect to the redemption of the notes, other than provisions relating to the covenants described above under "-- Repurchase at the Option of Holders Upon Change of Control;"

     - reduce the rate of or change the time for payment of interest, including default interest, on any note;

     - waive a default or event of default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from the acceleration;

     - make any note payable in money other than that stated in the notes;

     - make any change in the provisions of the indentures relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

     - waive a redemption payment with respect to any note, other than a payment required by one of the covenants described above under "-- Repurchase at the Option of Holders Upon Change of Control;" or

     - make any change in the foregoing amendment and waiver provisions.

     In addition, any amendment or supplement to the provisions of Article 10 of the indentures, which relate to subordination, will require the consent of the holders of at least 75% in aggregate principal amount of the notes then outstanding if the amendment would negatively affect the rights of holders of notes.

     Notwithstanding the foregoing, without the consent of any holder of notes, we and the trustee may amend or supplement each indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of notes or that does not negatively affect the legal rights under the indentures of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the indentures under the Trust Indenture Act.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes ("legal defeasance") except for:

     - the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

     - our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     - the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

     - the legal defeasance provisions of the applicable indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to specified covenants that are described in either indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a default or event of default with respect to the notes.

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     In the event a covenant defeasance occurs, some events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "Events of Default and Remedies" will no longer constitute an event of default with respect to the notes.

     In order to exercise either legal defeasance or covenant defeasance:

     - we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the dollar notes or euro notes, as the case may be, (1) in the case of the dollar notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, and (2) in the case of the euro notes, cash in euros, some direct non-callable obligations of or guaranteed by the government of a member of the European Union, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

     - in the case of legal defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that (1) we have received from, or there has been published by, the Internal Revenue Service a ruling or (2) since the date of the indentures, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

     - in the case of covenant defeasance, we shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

     - no default or event of default shall have occurred and be continuing on the date of the deposit, other than a default or event of default resulting from the borrowing of funds to be applied to the deposit, or insofar as events of default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     - the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument, other than the indentures, to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries are bound;

     - we must have delivered to the trustee an opinion of counsel to the effect that on and after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     - we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors or with the intent of defeating, hindering, delaying or defrauding our creditors or the creditors of others; and

     - we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the legal defeasance or the covenant defeasance have been complied with.

GOVERNING LAW

     Each indenture will provide that such indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

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CONCERNING THE TRUSTEE

     Each indenture contains limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in some cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to exceptions. Each indenture provides that in case an event of default shall occur, which shall not be cured, the trustee will be required, in the exercise of our power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

     The old notes were offered and sold to qualified institutional buyers in reliance on Rule 144A of the Securities Act. Old notes were also offered and sold in offshore transactions in reliance on Regulation S of the Securities Act.

     The new notes initially will be represented by one or more notes in registered global form without interest coupons (collectively, the "new global notes"). The new global notes which are dollar notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. The new global notes which are euro notes will be deposited with a common depositary (the "common depositary") for Morgan Guaranty Trust Company of New York as operator of the Euroclear System ("Euroclear") and Clearstream Banking S.A. ("Clearstream, Luxembourg," formerly Cedelbank) and registered in the name of a nominee of the common depositary.

     The original notes are currently represented by global notes and the procedures described in this section currently apply to the original notes.

     Except as set forth below, the new global notes which are dollar notes may be transferred, in whole and not in part, only to another nominee of DTC or a successor of DTC or its nominee, and the new global notes which are euro notes may be transferred, in whole and not in part, only to another nominee of the common depositary or a successor of the common depositary or its nominee. Except in the limited circumstances described below, owners of beneficial interests in global notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream, Luxembourg and their respective direct or indirect participants, which rules and procedures may change from time to time.

  Global Notes

     The following description of the operations and procedures of DTC, Euroclear and Clearstream, Luxembourg are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

     Upon the issuance of the dollar global notes, DTC will credit, on our internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts of persons who have accounts with such depositary. Such accounts initially will be designated by or on behalf of the purchasers. Ownership of beneficial interests in a dollar global note will be limited to our participants or persons who hold interests through our participants. Ownership of beneficial interests in the dollar global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained
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

by DTC or our nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

     Upon the issuance of the euro global note, the common depositary will credit, on our internal system, the respective principal amount of the beneficial interests represented by the global note to the accounts of Euroclear and Clearstream, Luxembourg. Euroclear and Clearstream, Luxembourg will credit, on their internal systems, the respective principal amounts of the individual beneficial interests in the global notes to the accounts of persons who have accounts with Euroclear and Clearstream, Luxembourg. These accounts initially will be designated by or on behalf of the initial purchasers. Ownership of beneficial interests in the euro global note will be limited to participants or persons who hold interests through participants in Euroclear or Clearstream, Luxembourg. Ownership of beneficial interests in the euro global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear and Clearstream, Luxembourg or their nominees, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

     AS LONG AS DTC OR THE COMMON DEPOSITARY, OR THEIR RESPECTIVE NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR THE COMMON DEPOSITARY OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTES FOR ALL PURPOSES UNDER THE INDENTURES AND THE NOTES.

     Owners of beneficial interests in a global note will not (1) be entitled to have any portions of such global note registered in their names, (2) receive or be entitled to receive physical delivery of notes in certificated form, and (3) be considered the owners or holders of the global note, or any notes represented thereby, under the indentures or the notes unless:

     - in the case of a dollar global note, DTC notifies us that it is unwilling or unable to continue as depositary for a global note or ceases to be a "Clearing Agency" registered under the Exchange Act;

     - in the case of a euro global note, Euroclear and Clearstream, Luxembourg notify us they are unwilling or unable to continue as clearing agency;

     - in the case of a euro global note, the common depositary notifies us that it is unwilling or unable to continue as common depositary and a successor common depositary is not appointed within 120 days of such notice;

     - in the case of any note, an event of default has occurred and is continuing with respect to such note, described below under "-- Certificated Notes."

     In addition, no beneficial owners of an interest in a global note will be able to transfer that interest except in accordance with DTC's and/or Euroclear's and Clearstream, Luxembourg's applicable procedures, in addition to those under the indentures referred to in this prospectus.

     Investors may hold their interests in the dollar global note issued under Regulation S and the euro global note through Euroclear or Clearstream, Luxembourg, if they are participant in such systems, or indirectly through organizations which are participants in such systems. After the expiration of the restricted period, but not earlier, investors may also hold interests in the dollar global note issued under Regulation S through organizations other than Euroclear and Clearstream, Luxembourg that are participants in the DTC system. Clearstream, Luxembourg and Euroclear will hold interests in the global note issued under Regulation S on behalf of their participants through customers' securities accounts in their respective names on the books of the common depositary. Investors may hold their interests in the restricted dollar global note directly through DTC, if they are participants in such system, or indirectly through organizations, including Euroclear and Clearstream, Luxembourg, which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC and/or Euroclear and Clearstream, Luxembourg.

     Payments of the principal of and interest on dollar global notes will be made to DTC or our nominee as the registered owner of the dollar global notes. Payments of the principal of and interest on the euro global notes will be made to the order of the common depositary or our nominee as the registered owner of the euro global notes. Neither we, the trustee, the common depositary nor any of their respective agents will have any
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

responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by DTC or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. We expect that the common depositary, in its capacity as paying agent, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by the common depositary or its nominee, will immediately credit the accounts of Euroclear and Clearstream, Luxembourg, which in turn will immediately credit accounts of participants in Euroclear and Clearstream, Luxembourg with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of Euroclear and Clearstream, Luxembourg. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Because DTC, Euroclear and Clearstream, Luxembourg can only act on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in global notes to pledge its interest to persons or entities that do not participate in the DTC, Euroclear or Clearstream, Luxembourg systems, or otherwise take actions in respect of its interest, may be limited by the lack of a definitive certificate for its interest. The laws of some countries and some states in the United States require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC, Euroclear and Clearstream, Luxembourg can act only on behalf of participants, which in turn, act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that do not participate in the DTC system or in Euroclear and Clearstream, Luxembourg, as the case may be, or otherwise take actions in respect of its interest, may be affected by the lack of a physical certificate evidencing its interest.

     Except for trades involving only Euroclear and Clearstream, Luxembourg participants, interests in the dollar global notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers of interests in dollar global notes between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers of interests in euro global notes and dollar global notes between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes described above, cross-market transfers of dollar notes between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected in DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by our respective depositary. However, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream, Luxembourg.

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     Because of time zone differences, the securities account of a Euroclear or
Clearstream, Luxembourg participant purchasing an interest in a dollar global note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, Luxembourg immediately following the DTC settlement date. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream, Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

     DTC, Euroclear and Clearstream, Luxembourg have advised us that they will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account with DTC or Euroclear or Clearstream, Luxembourg, as the case may be, interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC, Euroclear and Clearstream, Luxembourg reserve the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to their respective participants.

     DTC has advised us that it is:

     - a limited purpose trust company organized under the laws of the State of New York;

     - a member of the Federal Reserve system;

     - a "clearing corporation" within the meaning of the Uniform Commercial Code; and

     - a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Euroclear and Clearstream, Luxembourg have advised us that each of Euroclear and Clearstream, Luxembourg (1) holds securities for their account holders and (2) facilitates the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

     Euroclear and Clearstream, Luxembourg each provide various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg each also deals with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

     Account holders in both Euroclear and Clearstream, Luxembourg are worldwide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

     An account holder's overall contractual relations with either Euroclear or Clearstream, Luxembourg are governed by the respective rules and operating procedures of Euroclear or Clearstream, Luxembourg and any applicable laws. Both Euroclear and Clearstream, Luxembourg act under such rules and operating

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procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

     Although DTC, Euroclear and Clearstream, Luxembourg currently follow the foregoing procedures to facilitate transfers of interests in global notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Notes

     If any depositary is at any time unwilling or unable to continue as a depositary for notes for the reasons set forth above under "-- Global Notes," we will issue certificates for such notes in definitive, fully registered, non-global form without interest coupons in exchange for the dollar global note or the euro global note, as the case may be. Certificates for notes delivered in exchange for any global note or beneficial interests in any global note will be registered in the names, and issued in any approved denominations, requested by DTC, Euroclear, Clearstream, Luxembourg or the common depositary, in accordance with their customary procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     The indentures require that payments in respect of the notes represented by the global notes, including principal, premium, if any, interest and additional interest, if any, be made by wire transfer of immediately available funds to the accounts specified by the global note holder. With respect to notes in certificated form, we will make all payments of principal, premium, if any, interest and additional interest, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each the holder's registered address. Certificated notes may be surrendered for payment at the offices of the trustee or, so long as the notes are listed on the Luxembourg Stock Exchange, the paying agent in Luxembourg on the maturity date of the notes. The notes represented by the global notes are expected to be eligible to trade in DTC's Same-Day Firm Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of Euroclear or Clearstream, Luxembourg participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, Luxembourg, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream, Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC's settlement date.

NOTICES

     Notices to holders of the notes will be made by first class mail, postage prepaid, to the addresses that appear on the register of us. So long as the euro notes are listed on the Luxembourg Stock Exchange, notices to holders of the euro notes will be made by publication in authorized newspapers in Luxembourg. It is expect that publication will be made in Luxembourg in the Luxembourg Wort. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

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            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of material U.S. federal income tax considerations relevant to holders of the notes, including material U.S. federal income tax consequences of the exchange of the old notes for new notes pursuant to the exchange offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect, or different interpretations. We cannot assure that the IRS will not challenge one or more of the tax consequences described in this section, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax, state tax, local tax, foreign tax or other tax consequences of acquiring or holding notes.

     This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt (employment, charitable or other) organizations, and persons holding notes as part of a hedging or conversion transaction or straddle or persons deemed to sell notes under the constructive sale provisions of the Code, may be subject to special rules. This discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to U.S. holders, as defined below. In addition, this discussion is limited to holders who acquired the notes at their original issue price and who hold the notes as "capital assets" within the meaning of Section 1221 of the Code.

     All holders of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes.

U.S. HOLDERS

     As used in this section, the term "U.S. holder" means the beneficial holder of a note that for U.S. federal income tax purposes is:

     - a citizen or resident alien, as defined in Section 7701(b) of the Code, of the U.S.;

     - a corporation or other entity treated as a corporation formed under the laws of the U.S. or any political subdivision of the U.S.;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust which is subject to the supervision of a court within the U.S. and the control of a U.S. person as described in Section 7701(a)(30) of the Code.

     A "non-U.S. holder" is any holder of a note other than a U.S. holder.

  Interest

     Interest on the notes will generally be includible in a U.S. holder's gross income and taxable as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. holder's regular method of accounting. If additional amounts are paid, the payment will be taxable as ordinary income in accordance with the U.S. holder's regular method of tax accounting. Interest and any additional amounts will be income from sources outside the U.S. for foreign tax credit limitation purposes. Subject to generally applicable limitations, a U.S. holder may elect to claim either a deduction or foreign tax credit in computing our U.S. federal income tax liability for Singapore withholding taxes, if any, withheld from interest paid on the notes.

  Sale, Exchange or Redemption

     A U.S. Holder will recognize gain or loss for U.S. federal income tax purposes upon the sale or other disposition of the notes in an amount equal to the difference between the amount realized (other than amounts

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attributable to accrued but unpaid interest) and the U.S. Holder's adjusted tax basis in the notes. Assuming that the U.S. Holder has held the notes as a capital asset, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the notes have been held for more than one year. Long-term capital gain realized by an individual U.S. Holder is generally subject to a maximum tax rate of 20%. Capital gain or loss will be short-term capital gain or loss if the notes have been held for one year or less. Short-term capital gain realized by an individual U.S. Holder is taxed at ordinary income rates. Gain generally will be income from U.S. sources for foreign tax credit limitation purposes.

     Generally, loss is allocated to reduce U.S. source income. However loss, or a portion of the loss, may be used to offset foreign source income if attributable to accrued but unpaid interest. If a U.S. Holder receives any foreign currency on the sale, redemption or other taxable disposition of notes, the holder may recognize ordinary gain or loss due to the currency exchange fluctuation.

     The exchange of the old notes for the new notes pursuant to the exchange offer should not be treated as an "exchange" for federal income tax purposes because the new notes should not differ materially in either kind or extent from the old notes and because the exchange will occur by operation of the terms of the old notes. A U.S. holder's adjusted tax basis in the new notes should be the same as the holder's adjusted tax basis in the old notes. A U.S. holder's holding period for the new notes received pursuant to the exchange offer should include its holding period for the old notes surrendered for the new notes.

  Information Reporting and Backup Withholding

     Payments in respect of notes (i.e. interest and proceeds from the sale of the Notes) may be subject to information reporting to the U.S. Internal Revenue Service and to a 31% U.S. backup withholding tax. Backup withholding will generally not apply, however, to a holder who furnishes a correct taxpayer identification number or who is otherwise exempt from backup withholding (such as a corporation). Generally, a U.S. Holder will provide such certification on Form W-9 (request for Taxpayer Identification Number and Certification).

     We will report to the U.S. holders of notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to the payments.

U.S. HOLDERS OF EURO NOTES

     In addition to the information described above regarding U.S. holders, the following applies to U.S. holders who hold euro notes.

  Interest

     The interest on the euro notes generally will be taxable to a U.S. holder as ordinary income at the time that it is paid or accrued, in accordance with the holder's method of accounting for federal income tax purposes.

     Interest paid on a euro note will be includible in income by a U.S. holder in an amount equal to the U.S. dollar value of the payment, regardless of whether the payment is in fact converted to U.S. dollars at that time. The U.S. dollar value of the payment is determined using:

     - the spot rate at the time the payment is received, if the U.S. holder uses the cash method of accounting for tax purposes; and

     - the average exchange rate during the relevant accrual period, or partial accrual period with respect to interest paid in a subsequent taxable year, or, if elected, the spot rate (1) on the last day of the relevant accrual period, or partial accrual period, or (2) on the payment date, if the date is within five business days of the last day of the accrual period or taxable year, if a U.S. holder uses the accrual method of accounting for tax purposes.

     Any differences in the exchange rate between the rate at which interest on a euro note is included in income and the spot rate on the payment (or disposition) date for interest will result in exchange gain or loss with respect to the related amount of interest, and will generally be treated as ordinary income or loss for U.S. federal income tax purposes. The U.S. dollar value of interest accrued or received, adjusted for any exchange gain or loss with respect to the amount accrued, generally will be a U.S. holder's tax basis in the euros received as interest on a euro note.

  Sale, Exchange and Redemption of Euro Notes

     The cost of a euro note to a U.S. holder will be the U.S. dollar value of the euro purchase price translated at the spot rate on the date of purchase or, in some cases, the settlement date. The conversion of U.S. dollars into euros and the immediate use of those euros to purchase a euro note generally will not result in a taxable gain or loss for a U.S. holder. A U.S. holder will have a tax basis in any euro received on the sale, exchange or retirement of a euro note equal to the U.S. dollar value of the euro on the date of receipt or when the euro note is disposed of or deemed disposed of.

     Upon the sale, exchange, retirement or repayment of a euro note, a U.S. holder will also recognize exchange gain or loss to the extent that the rate of exchange on the date of retirement or disposition differs from the rate of exchange on the date the euro note was acquired, or deemed acquired. Exchange gain or loss is recognized, however, only to the extent of total gain or loss on the transaction. For purposes of determining the total gain or loss on the transaction, a U.S. holder's tax basis in a euro note will generally equal the U.S. dollar cost of the euro note. Exchange gain or loss recognized by a U.S. holder will generally be treated as ordinary income or loss.

     The preceding discussion of material U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisers as to particular U.S. federal, state, local, foreign and other tax consequences to it of purchasing, holding and disposing of the notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

NON-U.S. HOLDERS

     The following discussion is limited to certain U.S. federal income tax consequences relevant to a non-U.S. holder. Non-U.S. holders should consult their own tax advisors concerning the state, local, foreign and other tax consequences of the purchase, ownership and disposition of the notes.

     For purposes of U.S. federal income tax on interest discussed below, a non-U.S. holder includes a non-resident fiduciary of an estate or trust. For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a note will be considered to be "U.S. trade or business income" if the income or gain is:

     - effectively connected with the conduct of a trade or business within the U.S. of the non-U.S. holder; or

     - in the case of some residents of some countries which have an income tax treaty in force with the U.S., attributable to a permanent establishment or, in the case of an individual, a fixed base, in the U.S. as the terms are defined in the applicable treaty.

  Interest

     Generally any interest paid to a non-U.S. holder of a note that is not U.S. trade or business income will not be subject to U.S. federal income tax if the interest qualifies as "portfolio interest." Generally interest on the notes will qualify as portfolio interest if:

     - the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all our classes of shares entitled to vote and is not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the appropriate provisions of the Code;

     - the non-U.S. holder, under penalty of perjury, in general certifies that the non-U.S. holder is not a U.S. person on a Form W-8 and the certificate provides the non-U.S. holder's name and address;

     - the non-U.S. holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business; and

     - the notes are in registered form.

     The gross amount of payments of interest to a non-U.S. holder that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate the tax. Interest payments that are considered as U.S. trade or business income will be taxed at regular U.S. income tax rates rather than the 30% gross rate. In the case of a non-U.S. holder that is a corporation, the U.S. trade or business income may also be subject to the branch profits tax, which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income, at a 30% rate unless a U.S. income tax treaty applies to reduce or eliminate the tax. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the non-U.S. holder must provide a properly executed IRS Form 1001 or IRS Form 4224, or the successor forms as the IRS designates, as applicable, prior to the payment of interest. Under U.S. Treasury Regulations that will generally be effective on and after January 1, 2001 (the "withholding regulations"), Forms 1001 and 4224 will be replaced by a new requirement to provide a properly executed Form W-8. Under the withholding regulations, a non-U.S. holder may under some circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special procedures are provided in the withholding regulations for payments through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of the withholding regulations.

  Sale, Exchange or Redemption of Notes

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a non-U.S. holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax, unless:

     - the gain is U.S. trade or business income;

     - subject to exceptions, the non-U.S. holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition; or

     - the non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates, including certain former citizens or residents of the U.S.

     The exchange of the old notes for the new notes pursuant to the exchange offer should not be treated as an "exchange" for federal income tax purposes because the new notes should not differ materially in either kind or extent from the old notes and because the exchange will occur by operation of the terms of the old notes. A U.S. holder's adjusted tax basis in the new notes should be the same as the holder's adjusted tax basis in the old notes. A U.S. holder's holding period for the new notes received pursuant to the exchange offer should include its holding period for the old notes surrendered for the new notes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the IRS and to each non-U.S. holder any interest that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception or because it is U.S. trade or business income. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Under some circumstances, we will have to report to the IRS payments of principal.

     Generally, information reporting and backup withholding of U.S. federal income tax at a rate of 31% may apply to payments made by us or our agent to non-U.S. holders if the payee fails to make the appropriate certification that the holder is a non-U.S. person or if we or our paying agent has actual knowledge that the payee is a U.S. person.

     The payment of the proceeds from the disposition of notes to or through a U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the owner provides certification as to its non-U.S. holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. holder of the notes to or through a foreign office of a broker will generally not be subject to backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a United States trade or business, information reporting will apply unless the broker has documentary evidence in its files of the non-U.S. holder's foreign status and has no actual knowledge to the contrary or unless the non-U.S. holder otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds of the dispositions if the broker has actual knowledge that the payee is a U.S. holder. The withholding regulations alter the foregoing rules in some respects. Prospective investors should consult their tax advisors regarding the effect, if any, of the withholding regulations.

     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against the non-U.S. holder's U.S. federal income tax liability, provided that the requisite procedures for claiming the refund or credit are followed.

     THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISERS AS TO PARTICULAR U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

     We will receive no proceeds in connection with the exchange offer.

     Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period ending upon the earlier of
(1) 180 days after the exchange offer has been completed and (2) the date on which broker-dealers no longer own any transfer restricted securities, we will make available and provide promptly upon reasonable request this prospectus as amended or supplemented, in a form meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale.

     New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letters of transmittal state that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed to indemnify broker-dealers against various liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the notes offered by this prospectus will be passed upon on behalf of Flextronics by Allen & Gledhill, Singapore, and Winthrop, Stimson, Putnam & Roberts, New York City, New York.

                                    EXPERTS

     Our consolidated audited financial statements and our supplemental consolidated audited financial statements and schedules appearing in our Current Report (Form 8-K) filed with the SEC on September 20, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to certain subsidiaries its opinion is based on the reports of other independent public accountants. The audited financial statements and supporting schedules referred to above have been included in this prospectus in reliance upon the authority of those firms as experts in giving said reports.

                             AVAILABLE INFORMATION

     We are currently subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at:

          Room 1024                       Suite 1400                      13th Floor
    450 Fifth Street, N.W          Northwest Atrium Center         Seven World Trade Center
       Judiciary Plaza             500 West Madison Street         New York, New York 10048
    Washington, D.C. 20549         Chicago, Illinois 60661

     Copies of material can be obtained at prescribed rates from the Public Reference Section of the Commission at:

                             450 Fifth Street, N.W.
                                Judiciary Plaza
                             Washington, D.C. 20549

     The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. Our ordinary shares are quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning us also may be inspected at the offices of the National Association of Securities Dealers at:

                              9513 Key West Avenue
                           Rockville, Maryland 20850

                                  $500,000,000

                                      AND

                                  E150,000,000

                         FLEXTRONICS INTERNATIONAL LTD.

                       EXCHANGE OFFER FOR ALL OUTSTANDING

             $500,000,000 9 7/8% SENIOR SUBORDINATED NOTES DUE 2010

                                      AND

             E150,000,000 9 3/4% SENIOR SUBORDINATED NOTES DUE 2010

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Article 155 of the Flextronics articles provides that, subject to the Singapore Companies Act, every director or other officer shall be entitled to be indemnified by Flextronics against all liabilities incurred by him in the execution and discharge of his duties or in relation thereto, including any liability in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of Flextronics and in which judgment is given in his favor, or the proceedings otherwise disposed of without finding or admission of any material breach of duty; in which he is acquitted; or in connection with any application under any statute for relief from liability for any act or omission in which relief is granted to him by the court.

     In addition, no director or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, joining in any receipt or other act for conformity, or for any loss or expense happening to Flextronics, through the insufficiency or deficiency of title to any property acquired by order of the directors for Flextronics or for the insufficiency or deficiency of any security upon which any of the moneys of Flextronics are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss or misfortune which happens in the execution of his duties, unless the same happens through his own negligence, willful default, breach of duty or breach of trust.

     Section 172 of the Companies Act prohibits a company from indemnifying its directors or officers against liability which by law would otherwise attach to them for any negligence, default, breach of duty or breach of trust of which they may be guilty relating to the company. However, a company is not prohibited from (a) purchasing and maintaining for any such officer insurance against any such liability except where the liability arises out of conduct involving dishonesty or a willful breach of duty, or (b) from indemnifying such officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted, or in connection with any application in relation to liability in which relief is granted to him by the court.

     Flextronics has entered into indemnification agreements with its officers and directors. These indemnification agreements provide Flextronics' officers and directors with indemnification to the maximum extent permitted by the Companies Act. Flextronics has also obtained a policy of directors' and officers' liability insurance that will insure directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances which are permitted under the Companies Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
    2.1   Exchange Agreement dated October 19, 1997 among the
          Registrant, Neutronics Electronic Industries Holding A.G.
          and the named shareholders of Neutronics Electronic
          Industries Holding A.G. Certain schedules have been omitted.
          The Registrant agrees to furnish supplementally a copy of
          any omitted schedule to the Commission upon request.
          (Incorporated by reference to Exhibit 2 of the Registrant's
          Current Report on Form 8-K for event reported on October 30,
          1997.)
    2.2   Agreement and Plan of Merger dated November 22, 1999 among the Registrant, Slalom Acquisition Corp. and The DII Group,
          Inc. Certain schedules have been omitted. The Registrant
          agrees to furnish supplementally a copy of any omitted
          schedule to the Commission upon request. (Incorporated by
          reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K for event reported on November 22, 1999.)

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
    2.3   Agreement and Plan of Reorganization dated July 31, 2000
          among the Registrant, Chatham Acquisition Corporation, and
          Chatham Technologies, Inc. Certain schedules have been
          omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
          (Incorporated by reference to Exhibit 2.1 of the
          Registrant's Current Report on Form 8-K for the event
          reported on September 15, 2000.)
    2.4   Merger Agreement dated August 10, 2000 among the Registrant,
          JIT Holdings Limited, Goh Thiam Poh Tommie and Goh Mui Teck
          William, as amended.
    4.1   Memorandum of Association of the Registrant. (Incorporated
          by reference to Exhibit 3.1 of the Registrant's Registration
          Statement on Form S-1, No. 33-74622.)
    4.2   Articles of Association of the Registrant. (Incorporated by
          reference to Exhibit 3.2 of the Registrant's Registration
          Statement on Form S-1, No. 33-85842.)
    4.3   Indenture dated October 15, 1997 between the Registrant and
          State Street Bank and Trust Company of California, N.A., as
          trustee. (Incorporated by reference to Exhibit 10.1 of the
          Registrant's Current Report on Form 8-K for event reported on October 15, 1997.)
    4.4   Credit Agreement dated April 3, 2000 among the Registrant, and its subsidiaries designated under the Credit Agreement as borrowers from time to time, the lenders named in
          Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as
          agent for the lenders, Fleet National Bank as documentation agent, Bank of America, National Association and Citicorp
          USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent. Certain schedules have been omitted. The
          Registrant agrees to furnish supplementally a copy of any
          omitted schedule to the Commission upon request.
          (Incorporated by reference to Exhibit 10.26 of the
          Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2000.)
    4.5   Credit Agreement dated as of April 3, 2000 among Flextronics
          International USA, Inc., The DII Group, Inc., the lenders
          named in Schedule I to the Credit Agreement, ABN AMRO Bank
          N.V. as agent for the lenders, Fleet National Bank, as
          documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of
          Nova Scotia as co-agent. Certain schedules have been
          omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
          (Incorporated by reference to Exhibit 10.27 of the
          Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2000.)
    4.6   U.S. Dollar Indenture dated June 29, 2000 between Registrant and Chase Manhattan Bank and Trust Company, N.A., as
          trustee. (Incorporated by reference to Exhibit 4.1 of the
          Registrant's Annual Report on Form 10-K for fiscal year
          ended March 31, 2000.)
    4.7   Euro Indenture dated June 29, 2000 between the Registrant
          and Chase Manhattan Bank and Trust Company, N.A., as
          trustee. (Incorporated by reference to Exhibit 4.2 of the
          Registrant's Annual Report on Form 10-K for fiscal year
          ended March 31, 2000.)
    5.1   Opinion of Allen & Gledhill with respect to the securities being registered.+
    5.2   Opinion of Winthrop, Stimson, Putnam & Roberts.+
   12.1   Statement regarding Computation of Ratios.+
   23.1   Consent of Arthur Andersen LLP.
   23.2   Consent of PricewaterhouseCoopers LLP.
   23.3   Consent of Deloitte & Touche LLP.
   23.4   Consent of Allen & Gledhill (included in Exhibit 5.1).+
   23.5   Consent of Winthrop, Stimson, Putnam & Roberts (included in
          Exhibit 5.2).+
   24.1   Power of Attorney (included in the signature page of this
          Registration Statement).

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
   25.1   Statement of Eligibility of Trustee relating to the
          Registrant's $500,000,000 9 7/8% Senior Subordinated Notes
          Due 2010.
   25.2   Statement of Eligibility of Trustee relating to the
          Registrant's E150,000,000 9 3/4% Senior Subordinated Notes
          Due 2010.
   99.1   Letter of Transmittal for the dollar notes.+
   99.2   Letter of Transmittal for the euro notes.+
   99.3   Notice of Guaranteed Delivery for the dollar notes.+
   99.4   Notice of Guaranteed Delivery for the euro notes.+

---------------

+ To be filed by amendment.

ITEM 22.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 27th day of September, 2000.

                                          FLEXTRONICS INTERNATIONAL LTD.

                                          By:     /s/ MICHAEL E. MARKS
                                            ------------------------------------
                                                      Michael E. Marks
                                                   Chairman of the Board,
                                                Chief Executive Officer and
                                                Authorized Representative in
                                                     the United States

                               POWER OF ATTORNEY

     KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Michael E. Marks and Robert R.B. Dykes, and each of them, his attorneys-in-fact and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

                     SIGNATURE                                   TITLE                      DATE
                     ---------                                   -----                      ----
               /s/ MICHAEL E. MARKS                    Chairman of the Board, and    September 27, 2000
---------------------------------------------------     Chief Executive Officer
                 Michael E. Marks                    (principal executive officer)

               /s/ ROBERT R.B. DYKES                  President, Systems Group and   September 27, 2000
---------------------------------------------------      Chief Financial Officer
                 Robert R.B. Dykes                         (principal financial
                                                                 officer)

                /s/ THOMAS J. SMACH                     Vice President, Finance      September 27, 2000
---------------------------------------------------  (principal accounting officer)
                  Thomas J. Smach

                 /s/ TSUI SUNG LAM                              Director             September 27, 2000
---------------------------------------------------
                   Tsui Sung Lam

               /s/ MICHAEL J. MORITZ                            Director             September 27, 2000
---------------------------------------------------
                 Michael J. Moritz

               /s/ RICHARD L. SHARP                             Director             September 27, 2000
---------------------------------------------------
                 Richard L. Sharp

                     SIGNATURE                                   TITLE                      DATE
                     ---------                                   -----                      ----
                 /s/ PATRICK FOLEY                              Director             September 27, 2000
---------------------------------------------------
                   Patrick Foley

            /s/ CHUEN FAH ALAIN AHKONG                          Director             September 27, 2000
---------------------------------------------------
              Chuen Fah Alain Ahkong

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
    2.1   Exchange Agreement dated October 19, 1997 among the
          Registrant, Neutronics Electronic Industries Holding A.G.
          and the named shareholders of Neutronics Electronic
          Industries Holding A.G. Certain schedules have been omitted.
          The Registrant agrees to furnish supplementally a copy of
          any omitted schedule to the Commission upon request.
          (Incorporated by reference to Exhibit 2 of the Registrant's
          Current Report on Form 8-K for event reported on October 30,
          1997.)
    2.2   Agreement and Plan of Merger dated November 22, 1999 among the Registrant, Slalom Acquisition Corp. and The DII Group,
          Inc. Certain schedules have been omitted. The Registrant
          agrees to furnish supplementally a copy of any omitted
          schedule to the Commission upon request. (Incorporated by
          reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K for event reported on November 22, 1999.)
    2.3   Agreement and Plan of Reorganization dated July 31, 2000
          among the Registrant, Chatham Acquisition Corporation, and
          Chatham Technologies, Inc. Certain schedules have been
          omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
          (Incorporated by reference to Exhibit 2.1 of the
          Registrant's Current Report on Form 8-K for the event
          reported on September 15, 2000.)
    2.4   Merger Agreement dated August 10, 2000 among the Registrant,
          JIT Holdings Limited, Goh Thiam Poh Tommie and Goh Mui Teck
          William, as amended.
    4.1   Memorandum of Association of the Registrant. (Incorporated
          by reference to Exhibit 3.1 of the Registrant's Registration
          Statement on Form S-1, No. 33-74622.)
    4.2   Articles of Association of the Registrant. (Incorporated by
          reference to Exhibit 3.2 of the Registrant's Registration
          Statement on Form S-1, No. 33-85842.)
    4.3   Indenture dated October 15, 1997 between the Registrant and
          State Street Bank and Trust Company of California, N.A., as
          trustee. (Incorporated by reference to Exhibit 10.1 of the
          Registrant's Current Report on Form 8-K for event reported on October 15, 1997.)
    4.4   Credit Agreement dated April 3, 2000 among the Registrant
          and its subsidiaries designated under the Credit Agreement as borrowers from time to time, the lenders named in
          Schedule I to the Credit Agreement, ABN AMRO Bank N.V. as
          agent for the lenders, Fleet National Bank as documentation agent, Bank of America, National Association and Citicorp
          USA, Inc. as managing agents, and The Bank of Nova Scotia as co-agent. Certain schedules have been omitted. The
          Registrant agrees to furnish supplementally a copy of any
          omitted schedule to the Commission upon request.
          (Incorporated by reference to Exhibit 10.26 of the
          Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2000.)
    4.5   Credit Agreement dated as of April 3, 2000 among Flextronics
          International USA, Inc., The DII Group, Inc., the lenders
          named in Schedule I to the Credit Agreement, ABN AMRO Bank
          N.V. as agent for the lenders, Fleet National Bank, as
          documentation agent, Bank of America, National Association and Citicorp USA, Inc. as managing agents, and The Bank of
          Nova Scotia as co-agent. Certain schedules have been
          omitted. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
          (Incorporated by reference to Exhibit 10.27 of the
          Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2000.)
    4.6   U.S. Dollar Indenture dated June 29, 2000 between the
          Registrant and Chase Manhattan Bank and Trust Company, N.A.,
          as trustee. (Incorporated by reference to Exhibit 4.1 of the
          Registrant's Annual Report on Form 10-K for fiscal year
          ended March 31, 2000.)

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
    4.7   Euro Indenture dated June 29, 2000 between the Registrant
          and Chase Manhattan Bank and Trust Company, N.A., as
          trustee. (Incorporated by reference to Exhibit 4.2 of the
          Registrant's Annual Report on Form 10-K for fiscal year
          ended March 31, 2000.)
    5.1   Opinion of Allen & Gledhill with respect to the securities being registered.+
    5.2   Opinion of Winthrop, Stimson, Putnam & Roberts.+
   12.1   Statement regarding Computation of Ratios.+
   23.1   Consent of Arthur Andersen LLP.
   23.2   Consent of PricewaterhouseCoopers LLP.
   23.3   Consent of Deloitte & Touche LLP.
   23.4   Consent of Allen & Gledhill (included in Exhibit 5.1).+
   23.5   Consent of Winthrop, Stimson, Putnam & Roberts (included in
          Exhibit 5.2).+
   24.1   Power of Attorney (included in the signature page of this
          Registration Statement).
   25.1   Statement of Eligibility of Trustee relating to the
          Registrant's $500,000,000 9 7/8% Senior Subordinated Notes
          Due 2010.
   25.2   Statement of Eligibility of Trustee relating to the
          Registrant's E150,000,000 9 3/4% Senior Subordinated Notes
          due 2010.
   99.1   Letter of Transmittal for the dollar notes.+
   99.2   Letter of Transmittal for the euro notes.+
   99.3   Notice of Guaranteed Delivery for the dollar notes.+
   99.4   Notice of Guaranteed Delivery for the euro notes.+

---------------
+ To be filed by amendment.